UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RealNetworks, Inc. 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121

September 21, 2010

Dear Shareholder:

You are cordially invited to attend the RealNetworks, Inc. 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Monday, October 18, 2010 at the Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121.

At the Annual Meeting, the following matters of business will be presented:

1.

The election of Kalpana Raina, Janice Roberts and Dominique Trempont as Class 1 directors, each to serve for a three-year term, the election of Edward Bleier as a Class 2 director to serve for a one-year term, and the election of Eric Benhamou and Robert Kimball as Class 3 directors, each to serve for a two-year term;

2.

The approval of an amendment to the RealNetworks, Inc. 2007 Employee Stock Purchase Plan to authorize an additional 2,000,000 shares of the Company’s Common Stock for issuance pursuant to the 2007 Employee Stock Purchase Plan;

3.	The ratification of the appointment of KPMG LLP as RealNetworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	The transaction of any other business properly presented at the meeting.

Detailed information as to the business to be transacted at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors unanimously recommends a vote “For” each of the foregoing proposals.

We encourage you to join us and participate in the meeting. If you are unable to do so, you have the option to vote in one of three ways:

1.	Sign and return the enclosed proxy card as soon as possible in the envelope provided;

2.	Call the toll-free telephone number shown on your proxy card; or

3.	Vote via the Internet as described in the accompanying proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT KIMBALL

President and Chief Executive Officer

REALNETWORKS, INC.

2601 Elliott Avenue, Suite 1000

Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 21, 2010

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Monday, October 18, 2010, at 2:00 p.m., local time, at the Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121. At the Annual Meeting, the following business matters will be presented:

1.

The election of Kalpana Raina, Janice Roberts and Dominique Trempont as Class 1 directors, each to serve for a three-year term, the election of Edward Bleier as a Class 2 director to serve for a one-year term, and the election of Eric Benhamou and Robert Kimball as Class 3 directors, each to serve for a two-year term;

2.

The approval of an amendment to the RealNetworks, Inc. 2007 Employee Stock Purchase Plan to authorize an additional 2,000,000 shares of the Company’s Common Stock for issuance pursuant to the 2007 Employee Stock Purchase Plan;

3.	The ratification of the appointment of KPMG LLP as RealNetworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	The transaction of any other business properly presented at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

This Proxy Statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of RealNetworks, Inc. for use at RealNetworks, Inc.’s 2010 Annual Meeting of Shareholders. You are entitled to vote at the Annual Meeting if you were a shareholder of record at the close of business on September 3, 2010. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the principal executive offices of RealNetworks, Inc. located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

The 2009 Annual Report and this Proxy Statement can be viewed at http://www.RRDEZProxy.com/2010/RealNetworks in accordance with the rules of the U.S. Securities and Exchange Commission.

BY ORDER OF THE BOARD OF DIRECTORS

TRACY D. DAW

Chief Legal Officer and Corporate Secretary

Seattle, Washington

September 21, 2010

YOUR VOTE IS IMPORTANT!

All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please vote by telephone or Internet, as described in the accompanying Proxy Statement, or complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

REALNETWORKS, INC.

2010 PROXY STATEMENT

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of RealNetworks, Inc. for use at the Annual Meeting of Shareholders to be held Monday, October 18, 2010, at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121.

These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2009, including financial statements, were mailed on or about September 21, 2010, to all shareholders entitled to vote at the Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on September 3, 2010, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 135,638,895 shares of RealNetworks’ common stock, $0.001 par value per share, were issued and outstanding. The common stock is listed for trading on the Nasdaq Global Select Market under the symbol RNWK. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Registered shareholders can vote by telephone, by the Internet or by mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website www.proxyvoting.com/rnwk and following the instructions provided on the website; or

(3)	Calling 1-866-540-5760 and voting by following the instructions provided on the phone line.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

If a quorum is present at the Annual Meeting, the six candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

If a quorum is present at the Annual Meeting, Proposal 2 will be approved if a majority of the shares present in person or by proxy at the Annual Meeting vote to approve the proposal and Proposal 3 will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on the ratification of the appointment of the independent registered accounting firm only (Proposal 3). Brokers do not have discretionary voting authority to vote uninstructed shares in the election of directors or on the proposal to amend the Company’s 2007 Employee Stock Purchase Plan (the “2007 ESPP”), in each case, absent voting instructions from their clients. Therefore, if you do not provide voting instructions to your broker with respect to the election of directors (Proposal 1) or the proposal to amend the 2007 ESPP (Proposal 2), your broker cannot vote your shares on these proposals.

The failure of a brokerage firm or other intermediary to vote its customers’ shares at the Annual Meeting will have no effect on Proposal 3 since the approval of that proposal is based on the number of votes actually cast for or against the proposal (as applicable). Additionally, broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will not be counted as votes for or against a matter where the approval of such matter only requires a majority of the shares voting thereon and, accordingly, will have no effect on Proposal 2.

Shareholders may abstain from voting on the nominees for director, on Proposal 2 and on Proposal 3. Abstention from voting on the nominees for director and on Proposal 3 will have no effect, since the approval of each matter is based solely on the number of votes actually cast for or against the proposal (as applicable). Abstention from voting on Proposal 2 will have the same effect as votes against that proposal.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at RealNetworks’ principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Proxy Solicitation

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by RealNetworks. Proxies will be solicited by mail and may also be solicited by RealNetworks’ directors, officers and other employees, without additional remuneration, in person or by telephone, electronic mail or facsimile transmission. RealNetworks will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Shareholder Proposals for 2011 Annual Meeting

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with RealNetworks’ 2011 annual meeting of shareholders must deliver a copy of the proposal to the Corporate Secretary of RealNetworks, at the principal offices of RealNetworks, not less than one hundred twenty (120) days prior to the first anniversary of the date that this Proxy Statement was released to RealNetworks’ shareholders, or, if the date of RealNetworks’ 2011 Annual Meeting has been changed by more than 30 days from the date of RealNetworks’ 2010 Annual Meeting, then no later than a reasonable time before RealNetworks begins to print and mail its proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2011 annual meeting of shareholders that is not eligible or not intended for inclusion in RealNetworks’ proxy statement must provide written notice to RealNetworks, addressed to the Corporate Secretary at the principal offices of RealNetworks, not less than one hundred twenty (120) days prior to the first anniversary of the date that this Proxy Statement was released to RealNetworks’ shareholders, or, if the date of RealNetworks’ 2011 Annual Meeting has been changed by more than 30 days from the date of RealNetworks’ 2010 Annual Meeting, then no later than a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must also satisfy certain additional requirements specified in RealNetworks’ Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with RealNetworks’ Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is a shareholder of RealNetworks. All such communications will be reviewed by RealNetworks’ Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by RealNetworks’ Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to RealNetworks’ business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon RealNetworks’ Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

Householding Information

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by sending an e-mail to investor_relations@real.com, calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the Investor Relations section of our web site at www.realnetworks.com/company/investor.

PROPOSAL 1 — ELECTION OF DIRECTORS

RealNetworks’ Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than nine members. RealNetworks’ Amended and Restated Articles of Incorporation provide that the directors will be divided into three classes, with each class as nearly equal in number of directors as possible and serving for staggered, three-year terms. The authorized number of directors is currently set at nine, and nine directors currently serve on the Board.

Six directors are to be elected at the Annual Meeting, and each director elected will serve until the expiration of his or her term or until his or her earlier retirement, resignation, removal, or the election of his or her successor. Three Class 1 directors are to be elected to serve until the 2013 annual meeting of shareholders. Kalpana Raina, Janice Roberts and Dominique Trempont are the nominees who currently serve as Class 1 directors. Ms. Raina’s term as a Class 1 director expires at the Annual Meeting. Mr. Trempont and Ms. Roberts were appointed to the Board effective July 23, 2010 and August 27, 2010, respectively, and classified as Class 1 directors, and their initial terms also expire at the Annual Meeting.

One Class 2 director, Edward Bleier, is to be elected to serve until the 2011 annual meeting of shareholders. Mr. Bleier, whose term expires at the Annual Meeting, served as a Class 1 director until the Board approved a reclassification of Mr. Bleier from Class 1 to Class 2 in August 2010.

Two Class 3 directors are to be elected to serve until the 2012 annual meeting of shareholders. Robert Kimball was appointed as a Class 3 director on January 12, 2010, and his initial term expires at the Annual Meeting. Eric Benhamou, whose term expires at the Annual Meeting, served as a Class 1 director until the Board approved a reclassification of Mr. Benhamou from Class 1 to Class 3 in August 2010.

Jonathan Klein and Pradeep Jotwani are Class 2 directors whose terms expire at the 2011 annual meeting of shareholders and Robert Glaser is a Class 3 director whose term expires at the 2012 annual meeting of shareholders.

All six nominees have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors, comprised of non-management directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Messrs. Benhamou, Bleier, Kimball and Trempont, Ms. Raina and Ms. Roberts to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as directors of RealNetworks if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable, or will decline, to serve as a director.

Nominees for Director

Class 1 Director Nominees

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Kalpana Raina Age 54 Director since 2001	Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined The Bank of New York in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank’s Executive Vice President, International. During her eighteen-year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina has served as a director of John Wiley & Sons, Inc., a publicly-traded global publisher of print and electronic products, since September 2009 and as a director of Information Services Group, Inc., a publicly-traded company specializing in the assessment, evaluation, negotiation, and management of service contracts between clients and their outside contractors, since August 2009. Ms. Raina is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The US- India Business Council. Ms. Raina holds a B.A. Honors degree from Panjab University, India and an M.A. degree in English Literature from McMaster University.	Senior leadership experience Management advisory experience Financial experience Service as a director of public companies

Janice Roberts Age 54 Director since 2010	Janice Roberts has served as a Managing Director of Mayfield Fund, a Silicon Valley-based venture capital firm, since 2000. Ms. Roberts’ current areas of investment interest include mobility, wireless communications, networking and consumer companies. From 1992 to 2002, Ms. Roberts was employed by 3Com Corporation, a networking company that was acquired by Hewlett Packard in April 2010, where she held various executive positions, most recently serving as President of 3Com Ventures, the investment division of 3Com Corporation, and Senior Vice President, Business Development and Global Marketing. Ms. Roberts managed a number of the new business initiatives at 3Com, including its Palm Computing subsidiary. Previously, Ms. Roberts was managing Director and President of BICC Data Networks Ltd., which was acquired by 3Com in 1992. Ms. Roberts’ early career was based in Europe and included various technology-related marketing and general management positions. Ms. Roberts serves on the boards of several private companies and the advisory boards of the Forum for Women Entrepreneurs	Senior leadership experience Management advisory experience Executive-level experience with technology companies, including companies focused on mobile and wireless communications technologies

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
and Executives, Illuminate Ventures, INSEAD Business School West Coast Council, and SALT Branding. Ms. Roberts is actively involved with the Center for Entrepreneurial Studies at the Stanford School of Business. She holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the United Kingdom.

Dominique Trempont Age 56 Director since 2010	Mr. Trempont has served as a director of Finisar Corporation, a company that develops and markets high speed data communication systems and software for networking and storage, since September 2005. Mr. Trempont has also served as a director of Energy Recovery, Inc., a manufacturer of efficient energy recovery devices utilized in the water desalination industry, since July 2008. From October 2006 to April 2010, Mr. Trempont served as a director of 3Com Corporation, a networking company that was acquired by Hewlett Packard in April 2010. From September 2003 to September 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software company focused on enterprise self-service applications, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and head of Operations at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a materials science and engineering company focused on telecommunications, electronics, automotive and other industries. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Computer Sciences (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore).	Senior leadership experience Management advisory experience Financial experience Executive-level experience with technology companies Service as a director of public companies

Class 2 Director Nominee

Edward Bleier Age 80 Director since 1999	Mr. Bleier has served as a director of CKX, Inc., a publicly-traded company engaged in the ownership, development and commercial utilization of entertainment content, since February 2005 and was appointed Chairman of the Board in May 2010. He has served as a director of Blockbuster Inc, a publicly-traded provider of in-home movie and game entertainment since May 2005. Mr. Bleier is retired from Warner Bros. where he served, partly, as President of Domestic Pay-TV, Cable and Networks Features, which encompasses feature films, TV	Senior executive leadership and business strategy experience Extensive experience in the media and entertainment industry as a result of his 35-year career as an executive at Warner Bros.

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
	programming, animation, network sales, video-on-demand and consumer marketing. Additionally, Mr. Bleier serves as Chairman Emeritus of the Advisory Board of the Center for Communication, Chairman of the Guild Hall’s Academy of the Arts, a director of The Dana Foundation, a trustee of The Bleier Center for Television and Popular Culture at Syracuse University and a member of the Council on Foreign Relations. He also authored the 2003 New York Times bestseller “The Thanksgiving Ceremony.” Mr. Bleier holds a B.S. degree from Syracuse University.	Service as a director of public companies

Class 3 Director Nominees

Eric A. Benhamou Age 54 Director since 2003	Mr. Benhamou was appointed lead independent director of RealNetworks’ Board of Directors in 2008. Mr. Benhamou has served as chairman of the board of directors of Cypress Semiconductor, Inc., a publicly-traded semiconductor company, since 1993 and as chairman of the board of directors of 3Com Corporation, a provider of secure, converged voice and data networking solutions from 1994 to April 2010. He served as chief executive officer of Palm, Inc., a publicly-traded provider of mobile products and solutions, from 2001 until 2003 and as chairman of the board of directors until October 2007. He also served as chief executive officer of 3Com from 1990 to 2000. Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. He has served as a director of SVB Financial Group, a publicly-traded financial services company, since 2005 and as a director of Voltaire Ltd., a publicly-traded provider of server, storage switching and software solutions, since March 2007. Mr. Benhamou serves on the executive committee of TechNet and is vice chairman of the board of governors of Ben Gurion University of the Negev. He is the chief executive officer of Benhamou Global Ventures, an investment firm he founded in 2003, and serves on the boards of directors of several private companies. Mr. Benhamou holds a M.S. degree from Stanford University’s School of Engineering and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris.

Experience with technology companies through service on the boards of directors of various public and private companies

Senior leadership/CEO experience

Service as Chairman of the Board of various public companies

Management advisory experience

Financial and accounting experience

Robert Kimball Age 46 Director since 2010	Mr. Kimball has served as President and Chief Executive Officer of RealNetworks since July 2010, and served as President and Acting Chief Executive Officer from January 2010 to July 2010. Mr. Kimball has also served as a director of RealNetworks since January 2010. Mr. Kimball joined RealNetworks in 1999 and has held various positions including Executive Vice President, Legal and Business	Business strategy and executive-level experience with technology companies, including seven years of service as an executive and General Counsel of RealNetworks

Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Affairs, General Counsel and Corporate Secretary from January 2009 to January 2010, Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary from January 2005 to January 2009, and Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary from January 2003 to January 2005. Mr. Kimball holds a B.A. with distinction from the University of Michigan and a J.D., magna cum laude, from the University of Michigan Law School.	Experience concerning governance, government processes and law Historical knowledge of RealNetworks through over ten years of service as an employee

Director Independence

The Board has determined that (i) Messrs. Benhamou, Bleier and Trempont, Ms. Raina and Ms. Roberts are independent under the Nasdaq listing standards and (ii) all directors who are not standing for election at the Annual Meeting, other than Mr. Glaser, are independent under the Nasdaq listing standards and the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

The business of RealNetworks is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Identification, Evaluation and Qualification of Director Nominees

In general, all Board members are responsible for identifying and submitting candidates for consideration as directors. The name of each candidate is presented to the Nominating and Corporate Governance Committee, or, if determined by the Committee in its discretion, to a third-party search firm engaged by the Committee as part of a process overseen by the Committee, with a reasonably detailed statement of his or her qualifications for serving as a director of RealNetworks. The Committee or the search firm will consider candidates presented, and those candidates that meet the criteria for serving as determined by the Committee will be interviewed and evaluated by members of the Committee, and the other directors are also given the opportunity to meet with and interview the candidates. The Committee will then recommend to the full Board the nominees that it has determined best suit the Board’s needs.

Three new director nominees are being presented to the shareholders for election at the Annual Meeting. Robert Kimball, who currently serves as the Company’s President and Chief Executive Officer, was appointed to the Board of Directors on January 12, 2010 when he was also named President and Acting Chief Executive Officer. Mr. Kimball’s appointment to the Board did not follow the general nomination procedures that are described above because the Board determined that the Company’s principal executive officer should also serve as a director. Janice Roberts and Dominique Trempont were initially identified as potential nominees by a third-party search firm, which received their names from a non-management director. The search firm was paid to assist the Committee in identifying and screening potential director nominees and to coordinate interview schedules and other logistics relating to the evaluation of candidates. Following this process led by the Nominating and Corporate Governance Committee, each of Ms. Roberts and Mr. Trempont were recommended for appointment to the Board of Directors by the Nominating and Corporate Governance Committee.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to RealNetworks’ existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for RealNetworks’ directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to RealNetworks’ current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long term value to RealNetworks’ shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

While RealNetworks does not have a formal policy or guidelines regarding diversity of membership of its Board of Directors, the Board recognizes the value of having a Board of Directors that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve as a director of RealNetworks.

The Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as the Committee members may deem relevant. The Nominating and Corporate Governance Committee may also retain a search firm for this purpose from time to time. Once the Nominating and Corporate Governance Committee has approved a candidate, the Committee will recommend the candidate to the full Board for appointment. The Board ultimately makes all nominations for directors to be considered and voted upon at RealNetworks’ annual meetings of shareholders.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to RealNetworks’ Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to the Corporate Secretary of RealNetworks not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must satisfy certain requirements specified in RealNetworks’ Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Messrs. Benhamou, Bleier, Kimball and Trempont, Ms. Raina and Ms. Roberts. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Board. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of RealNetworks’ outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting. Where RealNetworks changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in the RealNetworks policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Board Leadership Structure

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by two different individuals. Robert Kimball presently serves as Chief Executive Officer and a member of the Board, and Robert Glaser serves as Chairman of the Board of Directors. On January 12, 2010, Mr. Glaser resigned as our CEO but retained the position of Chairman of the Board. At that time the Board determined that, although no formal policy was in place, the separation of these positions would allow Mr. Kimball to devote his time to the Company’s key strategic objectives. Moreover, the Board recognized the value of leveraging Mr. Glaser’s longtime leadership and knowledge of the Company through the role of Chairman. The Board and the Nominating and Corporate Governance Committee will continue to assess the appropriateness of this structure as part of the Board’s broader strategic planning process.

In 2008, prior to the separation of the positions of CEO and Chairman, our Board determined that it was appropriate to appoint a lead independent director. Since that time, Eric Benhamou has served as our lead independent director, providing strong leadership among the independent directors of our Board. As lead independent director, Mr. Benhamou is responsible for presiding over executive sessions of the independent directors, advising as to the quality, quantity and timeliness of the flow of information from management necessary for independent directors to effectively and responsibly perform their duties, coordinating the activities of the other independent directors, and acting as principal liaison between independent directors and management.

The Board believes that its current leadership structure consisting of a separate Chairman and CEO, and a lead independent director gives the Board flexibility to meet varying business, personnel and organizational needs over time, and demonstrates its commitment to good corporate governance.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class 2 Directors whose terms continue until 2011:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Pradeep Jotwani Age 55 Director since 2008	Mr. Jotwani has served on the board of directors of Akeena Solar, Inc., a publicly-traded manufacturer and installer of solar power systems, since August 2009. Mr. Jotwani served as a consulting operating executive at Vector Capital, a private equity firm, from May 2009 to April 2010. From 1982 through 2007, he held a number of senior management positions in Europe and the United States with Hewlett-Packard Company, a leading provider of printing and personal computing products and IT services, software and solutions. From 2002 to 2007, Mr. Jotwani served as Senior Vice President and head of Hewlett-Packard’s $16 billion Printing Supplies business and prior to that was President of Hewlett-Packard’s Consumer Business Organization. Mr. Jotwani serves on the board of directors of Printronix, Inc., a leading provider of line matrix printers for the industrial marketplace. He also serves as a trustee of the Crystal Springs Uplands School and he serves on the advisory board of the Markulla Center of Applied Ethics at Santa Clara University. Mr. Jotwani holds a Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology in Kanpur, India, a Master’s degree in Industrial Engineering from the University of Wisconsin in Madison and a Master’s degree in Business Administration from Stanford University.	Senior leadership and business strategy experience with technology companies Industry experience through employment with technology companies Service as a director of public companies

Jonathan D. Klein Age 50 Director since 2003	Mr. Klein is a co-founder of Getty Images, Inc., a provider of imagery and related products and services, where he has served as Chief Executive Officer and a director since its inception in 1995. Prior to founding Getty Images, Mr. Klein served as a director of London-based investment bank Hambros Bank Limited, where he led the bank’s media industry group. Mr. Klein also serves on the boards of Getty Investments L.L.C., Daylife, Life.com, The Groton School, the Global Business Coalition on HIV/AIDS and Friends of the Global Fight Against AIDS, Tuberculosis and Malaria. Mr. Klein holds a Master’s Degree from Cambridge University.

Senior leadership and business strategy experience gained through founding a company and through service as a Chief Executive Officer

Service as a director of public companies

Media industry experience

The following individual is a Class 3 Director whose term continues until 2013:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Robert Glaser Age 48 Director since 1994	Mr. Glaser has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and as Chief Executive Officer of RealNetworks from 1994 until January 2010. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Senior leadership and business strategy experience gained through founding a company and through service as an executive at technology companies

Historical knowledge of RealNetworks through 16 years of service as Chief Executive Officer and Chairman of the Board

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met 16 times during RealNetworks’ fiscal year ended December 31, 2009. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director. No incumbent member attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served held during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are “independent.” Committee membership as of September 3, 2010, the record date, was as follows:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Strategic Transactions Committee
Eric A. Benhamou*	Edward Bleier	Eric A. Benhamou	Robert Glaser*
Pradeep Jotwani	Jonathan Klein	Pradeep Jotwani*	Jonathan Klein
Kalpana Raina	Kalpana Raina*	Janice Roberts	Eric A. Benhamou
Dominique Trempont		Dominique Trempont

*	Chairman

Audit Committee.    The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews RealNetworks’ internal accounting procedures and consults with and reviews the services provided by its independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Benhamou as the Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. From January 1, 2009 to May 1, 2009, the Audit Committee was composed of Jeremy Jaech, Messrs. Benhamou and Jotwani and Ms. Raina. Mr. Jaech resigned from the Board effective May 1, 2009. From May 2, 2009 to June 28, 2009, the Audit Committee was composed of Messrs. Benhamou, Jotwani and Ms. Raina. From June 29, 2009 to September 9, 2009, the Audit Committee was composed of John Chapple, Messrs. Benhamou and Jotwani and Ms. Raina. Mr. Chapple resigned from the Board effective September 9, 2009. From September 10, 2009 to December 31, 2009, the Audit Committee was composed of Messrs. Benhamou and Jotwani and Ms. Raina. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Audit Committee met six times during the fiscal year ended December 31, 2009.

Compensation Committee.    The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to the executive officers of RealNetworks and reviews general policy matters relating to employee compensation and benefits. Prior to May 2, 2009, the Compensation Committee was composed of Messrs. Benhamou, Jotwani and Jaech. From May 2, 2009 to June 28, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. From June 29, 2009 to September 9, 2009, the Compensation Committee was composed of Messrs .Benhamou, Jotwani and Chapple. From September 10, 2009 through December 31, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Compensation Committee met eight times during the fiscal year ended December 31, 2009 and took action by unanimous written consent on 11 other occasions.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the authority to approve the consultant’s fees and retention terms. In 2009, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant to provide analyses and make recommendations concerning non-management director compensation. Cook was also engaged by RealNetworks’ human resources department to provide guidance and recommendations in connection with RealNetworks’ stock option exchange program for employees other than Section 16 officers. In this role, Cook worked with and received instructions from members of our human resources department.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met six times during the fiscal year ended December 31, 2009.

Strategic Transactions Committee.    Pursuant to our Amended and Restated Articles of Incorporation, the approval of the Strategic Transactions Committee is required before the Board of Directors may:

•	adopt a plan of merger;

•

authorize the sale, lease, exchange or mortgage of (a) assets representing more than 50% of the book value of RealNetworks’ assets prior to the transaction or (b) any other asset or assets on which the long-term business strategy of RealNetworks is substantially dependent;

•	authorize the voluntary dissolution of RealNetworks; or

•	take any action that has the effect of the foregoing clauses.

From January 1, 2009 to May 1, 2009, the Strategic Transactions Committee was composed of Messrs. Glaser, Klein and Jaech. Mr. Jaech resigned from the Board of Directors effective of May 1, 2009. From May 2, 2009 to December 31, 2009, the Strategic Transactions Committee was composed of Messrs. Glaser and Klein. A written charter for the Strategic Transactions Committee can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Strategic Transactions Committee met one time during the fiscal year ended December 31, 2009.

Board Oversight of Risk

The Company’s management team is responsible for the day-to-day management of risks the Company faces, while the Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. The Board obtains information and insight on the Company’s risk management from the Company’s senior executives who attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board also gains information from presentations prepared by senior management on strategic and significant operational matters involving our business. The Board of Directors also periodically reviews and approves the Company’s strategic plans and initiatives, including the related expected opportunities and challenges facing the business and the execution of those plans.

The Board of Directors has delegated the oversight of certain risk areas to Board committees that assist the Board in fulfilling its risk oversight responsibility. For example, the Audit Committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these risks. The Audit Committee also monitors compliance with legal and regulatory requirements, reviews legal matters that could have a significant financial impact on the Company and oversees the performance of the Company’s internal audit function. In addition, the Audit Committee monitors the Company’s code of ethics and oversees the Company’s procedures for handling employee complaints regarding accounting, accounting controls and auditing matters.

The Audit Committee also reviews the annual comprehensive enterprise risk assessment performed by the Company’s internal audit department that encompasses a number of significant areas of risk, including strategic, operational, compliance, investment and financial risks. This assessment process is designed to gather data regarding the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies and entails reviewing critical Company policies and strategies as well as monitoring of emerging industry trends and issues. The assessment is reviewed by the Company’s Chief Executive Officer and Chief Financial Officer and presented to the Audit Committee to facilitate discussion of any high risk areas.

The Board of Directors has also delegated to other committees the oversight of risk within their areas of responsibilities and expertise. The Compensation Committee reviews and approves the compensation for the Company’s executive officers (other than the Chief Executive Officer) and its relationship to the Company’s strategy and business plans and, in connection with those responsibilities, conducts an annual review of the Company’s risk assessment of its compensation policies and practices for its employees. The Nominating and Corporate Governance Committee oversees the risk associated with the Company’s corporate governance policies and practices. Each Board Committee is responsible for reporting its findings and recommendations, as appropriate, to the full Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We will reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended the annual meeting of shareholders held on September 21, 2009.

Code of Business Conduct and Ethics

RealNetworks has adopted a Code of Business Conduct and Ethics that applies to all of RealNetworks’ employees, officers and directors. RealNetworks’ Code of Business Conduct and Ethics is publicly available on its website (www.realnetworks.com/company/investor under the caption “Corporate Governance”), or can be obtained without charge by written request to RealNetworks’ Corporate Secretary at the address of RealNetworks’ principal executive office. RealNetworks intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.realnetworks.com/company/investor under the caption “Corporate Governance.”

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 3, 2010, information regarding beneficial ownership of the Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of RealNetworks’ outstanding common stock, (b) each director, (c) RealNetworks’ Chief Executive Officer during the year ended December 31, 2009, (d) RealNetworks’ Chief Financial Officer during the year ended December 31, 2009, (e) the three other most highly compensated executive officers serving as executive officers during the year ended December 31, 2009, and (f) all of RealNetworks’ executive officers and directors as a group. Percentage of beneficial ownership is based on 135,638,895 shares outstanding as of September 3, 2010. The mailing address for each named executive officer and director in the table below is c/o RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding

Robert Glaser(2)	51,797,024	38.0%
T. Rowe Price Associates, Inc.(3)	9,857,900	7.3
Dimensional Fund Advisors LP(4)	8,613,647	6.4
Eric A. Benhamou(5)	322,920	*
Edward Bleier(6)	451,000	*
Pradeep Jotwani(7)	90,000	*
Robert Kimball(8)	982,197	*
Jonathan D. Klein(9)	369,898	*
Kalpana Raina(10)	362,343	*
Janice Roberts	0	*
Dominique Trempont	0	*
Michael Eggers(11)	475,926	*
John Barbour(12)	437,500	*
John Giamatteo(13)	33,712	*
Hank Skorny(14)	129,375	*
All directors and executive officers as a group (13 persons)(15)	55,856,679	39.9%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of September 3, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)

Includes 1,836,405 shares of Common Stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 625,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(3)

Information is based on a Schedule 13G filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates reported that as of December 31, 2009, it beneficially owned an aggregate of 9,857,900 shares of common stock and that its address is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including T. Rowe Price Science & Technology Fund, Inc. which owns 6,859,600 shares representing 5% of the shares outstanding, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates, Inc. expressly disclaims that it is the beneficial owner of such securities.

(4)

Information is based on a Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported that as of December 31, 2009, it beneficially owned an aggregate of 8,613,647 shares of common stock and that its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(5)

Includes 32,920 shares of common stock owned by the Eric and Illeana Benhamou Living Trust. Also includes 290,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(6)	Includes 450,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(7)	Includes 90,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(8)	Includes 951,764 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(9)	Includes 325,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(10)	Includes 360,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(11)	Includes 455,013 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(12)	Includes 437,500 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010. Mr. Barbour’s employment by RealNetworks, Inc. terminated on August 13, 2010.

(13)	Based on direct holdings as of September 3, 2010. Mr. Giamatteo’s employment by RealNetworks terminated on April 2, 2010.

(14)	Includes 129,375 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

(15)	Includes an aggregate of 4,069,902 shares of common stock issuable upon exercise of options exercisable within 60 days of September 3, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish RealNetworks with copies of all such reports they file. Specific due dates have been established by the SEC, and RealNetworks is required to disclose in this Proxy Statement any failure to file by those dates.

Based solely on its review of the copies of such reports received by RealNetworks, and on written representations by the executive officers and directors of RealNetworks regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, RealNetworks believes that, with respect to its fiscal year ended December 31, 2009, all of the executive officers and directors of RealNetworks, and all of the persons known to RealNetworks to own more than ten percent of the Common Stock, complied with all such reporting requirements.

Compensation Committee Interlocks and Insider Participation

From January 1, 2009 to May 1, 2009, the Compensation Committee was composed of Messrs. Benhamou, Jotwani and Jaech. Mr. Jaech resigned from the Board of Directors effective of May 1, 2009. From May 2, 2009 to June 28, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. From June 29, 2009 to September 9, 2009, the Compensation Committee was composed of Messrs. Benhamou, Jotwani and Chapple. Mr. Chapple resigned from the Board of Directors effective September 9, 2009. From September 10, 2009 through December 31, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. In 2009, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

Change-in-Control Arrangements

RealNetworks 2005 Stock Incentive Plan.    The Compensation Committee of the Board of Directors may determine at the time an award is granted under the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), that upon a “Change of Control” of RealNetworks (as that term may be defined in the agreement evidencing an award), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment therefor if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested, (c) performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Compensation Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the agreement evidencing such award.

For purposes of the 2005 Plan, a “Change of Control” shall mean an event described in an agreement evidencing an award or such other event as determined in the sole discretion of the Board. The Compensation Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Committee, in its discretion, shall determine.

If in the event of a Change of Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then such outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change of Control, the consideration received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change of Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.

RealNetworks 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Stock Option Plan.    Under RealNetworks’ 1996 Stock Option Plan (the “1996 Plan”), 2000 Stock Option Plan (the “2000 Plan”) and 2002 Director Stock Option Plan (the “2002 Plan”), as any of such plans have been amended and restated (the “Plans”), each outstanding option issued under the Plans will become exercisable in full in respect of the aggregate number of shares covered thereby in the event of:

•

any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation;

•

any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•	any liquidation or dissolution of RealNetworks;

•

any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RealNetworks; or

•

any transaction (or series of related transactions), consummated without the approval or recommendation of the Board of Directors, in which (i) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) becomes the direct or indirect beneficial owner of securities of RealNetworks representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

Except as otherwise provided in an agreement evidencing an award under the Plans, the administrator of the Plans may, in its discretion, determine that outstanding options issued under the Plans will not become exercisable on an accelerated basis in connection with any of the transactions described above if the RealNetworks Board of Directors or the surviving or acquiring corporation, as the case may be, has taken action to provide for (a) the substitution of outstanding options granted under the Plans for equitable options in the surviving or acquiring corporation, (b) the assumption of such options by the surviving or acquiring corporation, or (c) the cash payment to each holder of an option of such amount as the plan administrator shall determine represents the then value of such options.

2010 Change-in-Control and Severance Agreements.    In January 2010, the Compensation Committee approved change in control and severance arrangements with respect to certain key employees including Messrs. Kimball, Eggers and Skorny. In the event of a “change in control” of RealNetworks, if the employment of Mr. Kimball, Mr. Eggers or Mr. Skorny is terminated without “cause” or any of such executives resigns for “good reason” (as such terms are defined in the Change in Control and Severance Agreement between RealNetworks and each of Messrs. Kimball, Eggers and Skorny) within three months prior to or 24 months following such change in control, Messrs. Kimball, Eggers and Skorny are each entitled to receive a lump sum payment equal to 125% of the sum of his base salary and target bonus, a lump sum payment of his prorated target bonus for any partial annual incentive bonus period, 100% accelerated vesting of his equity awards granted on or after February 1, 2010, extension of the post-termination exercisability of all equity awards (other than incentive stock options) granted before February 1, 2010 for up to 12 months (and solely with respect to Mr. Kimball, the options may be exercised after termination up to the later of (i) termination of his employment or (ii) termination of his Board service, but with respect to all options, no later than the option’s original term), and 18 months of Company-paid health coverage. In order for each such executive to receive such severance benefits, he must (i) execute a release of claims in favor of RealNetworks, (ii) agree to a nondisparagement obligation, and (iii) agree to non-solicitation and no-hire obligations for a period of 12 months following termination. For purposes of each of these agreements, “cause” includes, for example, the substantial and continuing failure of the executive, after written notice thereof, to render services to RealNetworks in accordance with the terms or requirements of his employment for reasons other than illness or incapacity, and his violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries that results in material harm to RealNetworks. The term “good reason” includes, for example, a material reduction (of more than 10%) in the executive’s annual base compensation as in effect immediately prior to such reduction, a material reduction in his annual target bonus opportunity (of more than 10%) and a material change (of more than 50 miles) in the geographic location where he is required to perform his work.

Pursuant to his change in control and severance agreement, Mr. Kimball is entitled to certain additional severance benefits. In the event of Mr. Kimball’s termination of employment without “cause” or resignation for “good reason” other than during the change in control period (as such terms are defined in such agreement and described above), Mr. Kimball will receive a lump sum payment equal to 100% of his base salary, accelerated vesting of up to 250,000 shares subject to his option covering 500,000 shares granted on February 1, 2010, 100% accelerated vesting of his option covering 60,000 shares (described above), and extension of post-termination exercisability of all equity awards for up to 12 months (upon the later of (i) termination of his employment or (ii) termination of his Board service, but no later than the option’s original term). In order to receive the severance benefits under his change in control and severance agreement, Mr. Kimball must (i) execute a release of claims in favor of the Company, (ii) agree to a nondisparagement obligation, and (iii) agree to non-solicitation and no-hire obligations for a period of 12 months following termination.

Equity Compensation Plans

As of December 31, 2009, we had awards outstanding under five equity compensation plans. These plans include the RealNetworks, Inc. 1995 Stock Option Plan (1995 Plan), the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated (1996 Plan), the RealNetworks, Inc. 2000 Stock Option Plan, as amended and restated (2000 Plan), the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (2005 Plan), and the RealNetworks, Inc. 2002 Director Stock Option Plan (2002 Plan). In addition, the RealNetworks, Inc. 2007 Employee Stock Purchase Plan (2007 ESPP) became effective on January 1, 2008. The 1995 Plan, 1996 Plan, 2002 Plan, 2005 Plan and 2007 ESPP have been approved by our shareholders. The 2000 Plan has not been approved by our shareholders.

In 2005, our shareholders approved the 2005 Plan and upon this approval of the 2005 Plan, we terminated the 1995 Plan, the 1996 Plan, the 2000 Plan and the 2002 Plan. In 2007, our shareholders approved an amended and restated 2005 Plan, and upon this approval, we terminated the RealNetworks, Inc. Director Compensation Stock Plan. As a result of the termination of these Plans, all new equity awards will be issued under the 2005 Plan. In 2007, our shareholders also approved the 2007 ESPP. The initial offering period under the 2007 ESPP commenced on January 1, 2008.

The following table aggregates the data from our plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (in 000’s)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (in 000’s)(c)
Equity compensation plans approved by security holders	26,045	$6.72	15,451	(1)(2)
Equity compensation plans not approved by security holders	53	$10.45	—

Total	26,098	$6.74	15,451

(1)	On January 1, 2008, the 2007 ESPP became effective. Column (c) above excludes the 1,500,000 shares of the Company’s common stock that are authorized for issuance pursuant to the 2007 ESPP.

(2)

Includes shares available for future issuances pursuant to the Real Networks, Inc. 2007 Director Compensation Stock Plan (2007 Director Plan), a sub-plan that operates and is administered under the 2005 Plan. Under the 2007 Director Plan, outside directors may elect to receive all or a portion of his or her quarterly director compensation in shares of the Company’s common stock in lieu of cash. Shares issued to directors under the 2007 Director Plan are issued from the shares reserved under the 2005 Plan.

Equity Compensation Plans Not Approved By Security Holders.    The Board of Directors adopted the 2000 Plan to enable the grant of nonqualified stock options to employees and consultants of RealNetworks and its subsidiaries who are not otherwise officers or directors of RealNetworks. The 2000 Plan has not been approved by RealNetworks’ shareholders. The Compensation Committee of the Board of Directors is the administrator of the 2000 Plan, and as such determines all matters relating to options granted under the 2000 Plan. Nonqualified stock options granted pursuant to the 2000 Plan were granted with exercise prices equal to the fair market value of RealNetworks’ common stock on the date of grant and typically vest over five years as determined by the Compensation Committee or pursuant to delegated authority as provided in the 2000 Plan. In June 2005, the 2000 Plan was terminated and the remaining available shares were transferred to the 2005 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis discusses the principles underlying our executive compensation program and the important factors relevant to the analysis of the compensation of our executive officers. We refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2009, as well as the other individuals included in the Summary Compensation Table on page 43, as our “Named Executive Officers.” The Named Executive Officers are included in the group of individuals identified as “executives” or “executive officers.”

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for the oversight of our executive compensation program. Each director who served on the Compensation Committee in 2009 was, and each current member of the Compensation Committee is, a a non-employee Director within the meaning of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended, an outside Director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and an independent Director under Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee’s purpose is to discharge the Board’s responsibilities relating to compensation of our executive officers. The Compensation Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Compensation Committee’s functions include:

•

periodically reviewing and making recommendations to the independent members of our Board of Directors regarding the employee agreements or arrangements with, and compensation and termination of, the Chief Executive Officer;

•	reviewing and establishing the employee agreements or arrangements with, and compensation and termination of, our executive officers other than the Chief Executive Officer;

•	establishing and revising employee incentive compensation plans (other than with respect to the Chief Executive Officer);

•

carrying out duties assigned to the Compensation Committee under any stock option plan or other plan and granting stock options and other equity awards to officers of the Company (other than the Chief Executive Officer);

•	making regular reports to the Board of Directors; and

•	performing duties as assigned by the Board of Directors.

The Compensation Committee may delegate authority to subcommittees, retain or terminate any compensation consultant and obtain advice and assistance from internal or external legal, accounting or other advisers.

Overview of Executive Compensation Program

In establishing executive compensation, the Compensation Committee is generally guided by the following philosophy and objectives:

•

Attract, motivate and retain the best executives.    The total compensation for executive officers should be competitive with the compensation paid by similarly situated companies in the digital media, technology and other relevant industries and the compensation packages offered by other private and public companies with which we believe we compete for talent, and should enhance retention by having long-term incentives that are subject to multi-year vesting.

•

Reward individual performance against the achievement of measurable performance targets.    The compensation packages provided to our executive officers should include compensation that rewards performance as measured against established annual and strategic goals. These goals may cover both the unit for which the executive is responsible and the company as a whole.

•

Provide pay incentives that align executive compensation with the long-term interests of all of our stakeholders — shareholders, customers and employees.    Executive compensation should be designed to motivate executives to build a growing, profitable and sustainable business. This can best be achieved by encouraging our executive officers to conceive, develop and market the best products and services in our chosen markets and to exceed customer expectations.

•

Executive compensation elements do not encourage excessive risk taking.    Elements of the overall compensation packages provided to our executive officers should provide a balance between fixed and variable elements that are established at sufficient levels to discourage excessive risk taking.

Additionally, in 2009, the Compensation Committee recognized that the global economic recession created a difficult business environment for RealNetworks and that its decisions relating to executive compensation should consider these challenges as part of the Company’s overall objective to be prudent in how it utilizes resources and manages costs.

Role of Management in Compensation Decisions

In 2009, the Compensation Committee approved the final determination of compensation for our executive officers other than the Chief Executive Officer. The Compensation Committee engaged Buck Consultants, a human resources consulting firm that is an independent third party consultant to the Company (“Buck”), to provide recommendations relating to the Chief Executive Officer’s compensation for its review. Members of the Company’s Human Resources department also provided their views relating to the Chief Executive Officer’s compensation. The Compensation Committee and the other independent Directors considered the recommendations (but were not obligated to take any of them) and approved the final determination of compensation for the Chief Executive Officer. The Compensation Committee meets without the Chief Executive Officer or other members of management present during deliberations concerning the Chief Executive Officer’s compensation. The Compensation Committee has final authority to exercise its discretion in setting compensation amounts or awards for executives and is not bound by the recommendations of the Chief Executive Officer nor of any consultant.

In January 2010, Robert Glaser, our founder, Chairman and Chief Executive Officer since RealNetworks’ inception in 1994, resigned as Chief Executive Officer and Robert Kimball was appointed President and Acting Chief Executive Officer. Mr. Glaser remains the Chairman of the Board of Directors. With respect to executive officers other than Mr. Kimball, the recommendations of Mr. Kimball are considered by the Compensation Committee when determining the compensation of these executive officers. With respect to Mr. Kimball’s compensation, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) to provide recommendations.

Benchmarking

Our Human Resources department periodically obtains executive compensation data from outside compensation consultants and/or salary surveys that reflect a peer group of other technology companies and considers this data when making recommendations to the Compensation Committee regarding employment offers to and compensation packages for our executive officers. The Compensation Committee also recognizes that we compete for executive talent with companies that are significantly larger than us, and therefore, it may also consider compensation data from larger companies from time to time when determining executive compensation.

In 2008, RealNetworks’ management engaged Cook to provide analysis and advice with respect to the compensation of our executive officers other than the Chief Executive Officer (the “2008 Cook Data”). The 2008 Cook Data, together with internal comparators, provided the primary foundation for the establishment of compensation of our executive officers other than the Chief Executive Officer that was in effect throughout 2009.

As part of its compensation analysis, Cook utilized compensation data from a peer group of 14 companies that it determined best represent the competitive labor market in which RealNetworks competes for executive talent (the “2008 Compensation Peer Group”). The companies comprising the 2008 Compensation Peer Group are:

Avid Technologies, Inc.	Getty Images, Inc.*	Red Hat, Inc.	ValueClick, Inc.
CNET Networks, Inc.*	Interactive Data Corp.	Shutterfly Inc.	Vignette Corporation**
F5 Networks, Inc.	Move Inc.	TiVo Inc.	WebMD Health Corp.
Gemstar-TV Guide International, Inc.*	Netflix, Inc.

*	acquired in 2008

**	acquired in 2009

In reviewing cash compensation, Cook created cash compensation benchmarks using weighted averages of data disclosed in regulatory reports by companies in the 2008 Compensation Peer Group and data from a survey of technology companies with annual revenue of between $200 million and $1 billion. Cook also conducted a review of total target annual cash compensation consisting of annual base salary and target cash incentive compensation and the long-term equity compensation of executives in the 2008 Compensation Peer Group, including carried-interest equity ownership.

Management also engaged Cook in 2008 to provide analysis and advice with respect to the compensation of John Barbour, who joined RealNetworks in October 2008 as the President of RealNetworks’ Games division. As part of their compensation analysis, Cook utilized compensation data from a peer group of 15 companies (the “Compensation Peer Group”) as set forth below:

CNET Networks, Inc.*	Midway Games, Inc.**	Sonic Solutions	TiVo Inc.
Digimarc Corporation	Move Inc.	The Knot Inc.	United Online, Inc.
DivX, Inc.	Orbitz Worldwide, Inc.	TheStreet.com, Inc.	Vignette Corporation**
Glu Mobile Inc.	Shutterfly, Inc.	THQ Inc.

*	acquired in 2008

**	acquired in 2009

The Compensation Peer Group used in determining Mr. Barbour’s compensation differed from the 2008 Compensation Peer Group because RealNetworks hired Mr. Barbour to lead its Games division as President. The Compensation Committee determined Mr. Barbour’s compensation in the context of RealNetworks’ previously announced intention to separate the Games division from the Company, after which RealNetworks expected Mr. Barbour would be the chief executive officer of the new entity.

Based on the Compensation Peer Group data and Cook’s recommendations, the Compensation Committee approved an annual base salary for 2009 of $450,000 for Mr. Barbour, which is between 50% and 75% of competitive market rates. Mr. Barbour’s target performance-based cash incentive compensation was established at 100% of his annual base salary, which is approximately 75% of competitive market rates. After considering the analysis provided by Cook and that Mr. Barbour was expected to lead the Games division through its anticipated separation from RealNetworks, the Compensation Committee believed that setting Mr. Barbour’s compensation at these targets and targeted range was appropriate. The Company subsequently terminated Mr. Barbour’s employment effective August 13, 2010.

2009 Executive Compensation

Compensation of the Chief Executive Officer

In 2009, the Compensation Committee retained Buck to provide analysis and recommendations with respect to the 2009 compensation of Robert Glaser, our then (but now former) Chief Executive Officer. As part of their compensation analysis, Buck utilized compensation data from a peer group of 14 companies (the “2009 CEO Peer Group”) as set forth below:

Avid Technologies, Inc.	Getty Images, Inc.*	Red Hat, Inc.	ValueClick, Inc.
CNET Networks, Inc.*	Interactive Data Corp.	Shutterfly Inc.	Vignette Corporation**
F5 Networks, Inc.	Move Inc.	TiVo Inc.	WebMD Health Corp.
Gemstar-TV Guide International, Inc.*	Netflix, Inc.

*	acquired in 2008

**	acquired in 2009

The size of the 2009 CEO Peer Group was increased to 14 companies as compared to 10 companies used in RealNetworks’ analysis of the 2008 compensation of Mr. Glaser in order to reflect a broader representation of compensation data on which Buck’s analysis and recommendations would be based. The addition of certain companies to, and the removal of other companies from, the 2009 CEO Peer Group as compared to 2008 was deemed appropriate by the Compensation Committee in order to reflect a more representative sampling of companies that are similar in size and scope to RealNetworks.

Buck analyzed the total compensation for chief executive officers in the 2009 CEO Peer Group who had been employed in their positions for at least 12 months. In developing its recommendations, Buck considered compensation based on several market positions, some of which were below market median and some of which were above market median. Based on the Buck analysis, in April 2009 the Compensation Committee and the independent members of the Board of Directors approved an annual base salary of $275,000 for Mr. Glaser effective January 1, 2009, which is approximately 50% of competitive market rates of the 2009 CEO Peer Group for annual base salary. Previously, Mr. Glaser’s annual base salary was established at $1. Performance-based cash incentive compensation (the “2009 CEO Incentive Plan”) was approved in the amount of $550,000 for achievement of target goals at a level of 100%, which is approximately 100% of competitive market rates of the 2009 CEO Peer Group for cash incentive compensation. Total target 2009 cash compensation for Mr. Glaser was established below competitive market rates of the 2009 CEO Peer Group. The Compensation Committee and the independent members of the Board of Directors agreed with Buck’s recommendations in providing Mr. Glaser with incentive compensation that is weighted more heavily than his annual base salary in consideration of his responsibilities to lead the Company and in order to motivate him to drive the Company’s success. The Compensation Committee also considered the reimbursement of certain private chartered aircraft expenses paid by Mr. Glaser for RealNetworks business travel, as described below, in determining Mr. Glaser’s total cash compensation for 2009.

The Compensation Committee and the independent members of the Board of Directors also approved the reimbursement of private chartered aircraft expenses paid by Mr. Glaser for RealNetworks business travel up to a maximum of $500,000 in 2009. This maximum amount is a decrease of 50% from the maximum reimbursement amount approved with respect to 2008 business travel in recognition of the fact that due to challenging economic conditions, the Compensation Committee expected that Mr. Glaser would travel less frequently by private chartered aircraft in 2009. In making this adjustment, the Compensation Committee also acknowledged that in considering Mr. Glaser’s overall compensation, the reduction in the travel reimbursement limit was partially mitigated by an increase in Mr. Glaser’s 2009 annual base salary. The reimbursement of reasonable business-related chartered aircraft expenses was conditioned upon the proper substantiation and documentation of all of Mr. Glaser’s business-related travel. Amounts reimbursed to Mr. Glaser for reasonable and substantiated business-related travel constitute tax deductible business expenses for RealNetworks and do not constitute income to Mr. Glaser. Personal travel (that is, travel without a substantiated business-related purpose) was not eligible for reimbursement.

The target payout for Mr. Glaser under the 2009 CEO Incentive Plan was based equally on the achievement of RealNetworks’ annual consolidated revenue and EBITDA targets in 2009 such that he would earn $275,000 for 100% achievement of the consolidated corporate revenue target and $275,000 for 100% achievement of the corporate EBITDA target. Business targets for the 2009 CEO Incentive Plan were established at the beginning of the plan year and were derived from RealNetworks’ strategic business plan. The Compensation Committee’s philosophy is to set challenging performance goals for executives, and it therefore established revenue and EBITDA targets under the 2009 CEO Incentive Plan that (a) have a degree of difficulty which the Compensation Committee considers to be challenging but achievable, and (b) require that RealNetworks achieve a high level of financial performance in the context of the current business climate.

Under the 2009 CEO Incentive Plan, Mr. Glaser would have been eligible to earn a maximum of $2,200,000 in performance-based cash incentive compensation in the event of over-achievement against target goals. No portion of the revenue-based payout was earned if less than 90% of the revenue target was achieved. For achievement of the revenue target between 90%-100%, Mr. Glaser was eligible to earn between 70%-100% of the revenue-based payout calculated on a linear basis starting at a 70% payout for achievement of 90% of the revenue target up to a 100% payout for 100% achievement of the revenue target. For achievement of the revenue target between 100%-110%, Mr. Glaser was eligible to earn between 100%-200% of the revenue-based payout calculated on a linear basis starting at a 100% payout for achievement of 100% of the revenue target up to a 200% payout for 110% achievement of the revenue target. For achievement of the revenue target between 110%-120%, Mr. Glaser was eligible to earn between 200%-400% of the revenue-based payout calculated on a linear basis starting at a 200% payout for achievement of 110% of the revenue target up to a 400% payout for 120% achievement of the revenue target.

For achievement of the EBITDA target between 0%-100%, Mr. Glaser was eligible to earn between 0%-100% of the EBITDA-based payout calculated on a linear basis starting at 0% payout for achievement of 0% to a 100% payout for 100% achievement of the EBITDA target. For achievement of the EBITDA target between 100%-160%, Mr. Glaser was eligible to earn between 100%-200% of the EBITDA-based payout calculated on a linear basis starting at a 100% payout for achievement of 100% of the EBITDA target up to a 200% payout for 160% achievement of the EBITDA target. For achievement of the EBITDA target between 160%-200%, Mr. Glaser was eligible to earn between 200%-400% of the EBITDA-based payout calculated on a linear basis starting at 200% payout for achievement of 160% of the EBITDA target up to a 400% payout for 200% achievement of the EBITDA target.

A summary of the payout mechanics of the 2009 CEO Incentive Plan is as follows:

Revenue		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout
<90%	No payout	0% - 100%	0 - 100%
90% - 100%	70% - 100%	100% - 160%	100% - 200%
>100% - 110%	100% - 200%	160% - 200%	200% - 400%
>110% - 120%	200% - 400%

The 2009 corporate revenue and EBITDA targets against which performance under the 2009 CEO Incentive Plan was to be measured are as follows:

2009 Corporate Revenue Target	2009 Corporate EBITDA Target
(in millions)	(in millions)
$627.8	$34.8

Notwithstanding the performance and payout targets established under the 2009 CEO Incentive Plan, the Compensation Committee has the authority and discretion to interpret and administer the 2009 CEO Incentive Plan, including (but not limited to) the authority to determine the size of any payouts. In addition, the Chief Executive Officer must have been employed through the date of payment to be eligible to receive payment under the 2009 CEO Incentive Plan, except in the case of death, disability, or termination other than for cause.

Effective January 12, 2010, Mr. Glaser resigned from his position as Chief Executive Officer of RealNetworks prior to the payout of any award under the 2009 CEO Incentive Plan. Accordingly, Mr. Glaser did not earn a payout under the 2009 CEO Incentive Plan.

In considering whether to grant additional equity compensation to our Chief Executive Officer in 2009, the Compensation Committee considered the effectiveness of providing additional equity compensation in situations where an executive has significant equity ownership, particularly in relation to the potential dilution that may result from such grants. In light of Mr. Glaser’s significant equity ownership, the Compensation Committee determined that the elements of Mr. Glaser’s compensation arrangements must be determined with reference to his significant ownership position so that his overall compensation is structured to provide effective incentives while addressing potential dilution concerns. At the time it considered equity compensation for Mr. Glaser, the Compensation Committee concluded that Mr. Glaser had sufficient long-term incentive compensation through the CEO Incentive Plan and the return on the value of additional equity compensation did not outweigh the impact of increased dilution. Accordingly, the Compensation Committee did not grant additional equity compensation to Mr. Glaser in 2009.

In April 2010, the Compensation Committee approved payments to Mr. Glaser consisting of $250,958, the amount Mr. Glaser would have earned under the 2009 CEO Incentive Plan had he remained employed by RealNetworks on the date payments were made under the Company’s cash incentive plans, and an additional severance amount of $149,042.

Compensation of Named Executive Officers Other than the Chief Executive Officer

For 2009, the principal components of compensation for our Named Executive Officers other than the Chief Executive Officer were:

•	base salary;

•	performance-based short-term cash incentive compensation through the 2009 Executive MBO Incentive Plan (the “2009 MBO Plan”);

•	long-term equity incentive compensation (Mr. Skorny);

•	discretionary cash bonus awards (Messrs. Eggers and Skorny); and

•	benefits, including severance and change in control benefits.

The following table shows the allocation of various compensation elements as a percentage of total compensation earned by or paid to our Named Executive Officers other than the Chief Executive Officer in 2009, except as otherwise noted:

Name and Principal Position	Base Salary	Cash Bonus Awards	Equity Compensation	All Other Compensation
Michael Eggers	66.9%	32.2%	0%		(1)
Senior Vice President, Chief Financial Officer and Treasurer
John Barbour	47.2%	30.3%	0%	22.5%
President, Games Division
John Giamatteo	54.1%	45.4%	0%		(1)
Former Chief Operating Officer
Hank Skorny(2)	30.5%	25.7%	43.4%		(1)
Senior Vice President, Media Cloud Computing and Services

(1)	Less than 1%. Includes amounts matched under RealNetworks’ 401(k) plan and life insurance premiums.

(2)

The equity compensation amount for Mr. Skorny was based on the full grant date fair value as determined in accordance with financial statement reporting rules, and does not represent actual compensation earned or received by Mr. Skorny.

The following table shows the 2009 target cash bonus awards for the Named Executive Officers other than the Chief Executive Officer, which are not necessarily amounts actually paid:

Name	2009 Target Cash Bonus Awards
Michael Eggers	$131,175
John Barbour	$450,000
John Giamatteo	$435,000
Hank Skorny	$148,500

2009 Base Salary.    We provide Named Executive Officers and other employees with base salary to compensate them for services rendered to RealNetworks and to meet our objective of attracting and retaining executive talent needed to run our business. Base salaries for Named Executive Officers are determined for each executive based on position, responsibility, experience, overall company budgets and competitive market data. When determining base salaries, the Compensation Committee also considers other factors including the salaries established for comparable positions in companies in our industry and geographic region, salaries paid to executives at other companies with which we compete for comparable talent, the historical and comparative compensation levels of our executives and the executive’s performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance, market conditions and internal equity issues. Base salary adjustments are at the discretion of the Compensation Committee.

The Compensation Committee determined that in light of overall economic conditions, our employees and executive officers would not receive merit-based salary increases in 2009 other than in connection with promotions. Accordingly, the base salaries of our Named Executive Officers who were employed by RealNetworks at the end of fiscal year 2008, other than our Chief Executive Officer, remained the same for fiscal year 2009.

2010 Base Salary.    In February 2010, the Compensation Committee approved the following increases in the annual base salaries of Messrs. Kimball, Eggers and Skorny based on individual performance and in recognition of the increased scope of their roles and responsibilities as RealNetworks entered into a transition period following Mr. Glaser’s resignation as Chief Executive Officer in January 2010:

Name	Salary Increase	Base Salary	Effective Date
Robert Kimball	15%	$425,000	February 2010
Michael Eggers	20%	$350,000	February 2010
Hank Skorny	6%	$350,000	February 2010

The Compensation Committee did not adjust Mr. Barbour’s base salary because it believed that Mr. Barbour was sufficiently incentivized at his current salary level. Additionally, Mr. Giamatteo’s base salary did not change because he resigned as Chief Operating Officer of the Company in January 2010 effective April 2, 2010.

2009 Performance-based Cash Incentive Compensation.    In January 2009, the Compensation Committee approved the 2009 Executive MBO Incentive Plan (the “2009 MBO Plan”). The 2009 MBO Plan is a performance-based cash incentive plan that pays cash awards to participants semi-annually based on the achievement of corporate and/or divisional revenue and EBITDA target goals as of the close of each calendar six-month period. Participants in the 2009 MBO Plan include the Named Executive Officers other than the Chief Executive Officer and the Chief Financial Officer, as well as certain other officers and employees of RealNetworks. A principal element of the Company’s strategy is to produce financial results that are in the interests of the Company and its shareholders, and therefore, the inclusion of revenue targets as a performance measure under the 2009 MBO Plan is consistent with the Company’s consideration of revenue as a key driver of its success. In addition, the Company believes that EBITDA is a key metric of operational performance, as it eliminates expenses that are not reflective of underlying business performance. Therefore, EBITDA is also included as a performance measure under the 2009 MBO Plan. The Compensation Committee believes that revenue and EBITDA are appropriate goals in motivating participants in the 2009 MBO Plan since they align the interests of the 2009 MBO plan participants with those of the Company and its shareholders.

In considering ranges for target performance and target payouts for executives participating in the 2009 MBO Plan, the Compensation Committee recognized that the broader economic conditions expected to be experienced during most, if not all, of 2009 would likely significantly impact RealNetworks’ business unit and overall corporate performance. Given this expected challenging macroeconomic environment, the Compensation Committee desired to establish ranges for target performance and target payouts that would incentivize our executives to continue to work hard throughout 2009 to achieve target performance, particularly because the Compensation Committee’s philosophy is to establish challenging goals for target performance. Accordingly, the Compensation Committee changed the ranges for target performance and target payouts under the 2009 MBO Plan from those established under the 2008 Executive MBO Plan in order to increase the maximum target payouts over a broader range of target performance, to increase the minimum target payout if target performance is achieved and to lower the performance threshold at which a target payout is made with respect to the maximum EBITDA-based payout.

In light of these changes, for Messrs. Barbour, Giamatteo and Skorny, no portion of the target payout based on revenue goals was earned if less than 90% of the revenue target was achieved. For achievement of 90%-100% of the revenue target, each of Messrs. Barbour, Giamatteo and Skorny were eligible to earn 70%-100% of the portion of the target payout based on the level of achievement of the revenue target. For achievement of 100%-110% of the revenue target, each of Messrs. Barbour, Giamatteo and Skorny were eligible to earn between 100% and 130% of the target payout based on the level of achievement of the revenue target. For achievement of 110%-120% of the revenue target, each of Messrs. Barbour, Giamatteo and Skorny were eligible to earn between 130% and 200% of the target payout based on the level of achievement of the revenue target. Target payouts to each of Messrs. Barbour, Giamatteo and Skorny based on achievement of EBITDA targets were earned linearly from 0-100%, with additional linear payouts up to a maximum of 200% for profitable units with revenue achievement of 90% or greater. There was no performance threshold for the EBITDA-based target payout, except in instances where the EBITDA target is a negative number.

A summary of the 2009 MBO Plan payout mechanics is as follows:

Revenue		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout
<90%	No payout	0 - 100%	0 - 100%
90% - 100%	70% - 100%	100% - 160%	100% - 160%
>100% - 110%	100% - 130%	>160% - 200%	160% - 200%
>110% - 120%	130% - 200%

Notwithstanding the performance and payout targets established under the 2009 MBO Plan, the Compensation Committee has the authority and discretion to interpret and administer the 2009 MBO Plan, including (but not limited to) the authority to determine who is eligible to participate in the 2009 MBO Plan and the size of any payouts.

Under the 2009 MBO Plan, a participant must have been employed in a position that was eligible to participate in the 2009 MBO Plan on the first and last day of a quarter to be eligible to earn incentive compensation under the 2009 MBO Plan for that quarter. In addition, executive officers must have been employed on the last day of each six-month period and on the date payments were made in order to be eligible to receive payment under the 2009 MBO Plan, except in the case of death, disability or termination of employment by RealNetworks other than for cause.

Business targets for the 2009 MBO Plan were established at the beginning of the plan year and were derived from RealNetworks’ strategic business plan. The Compensation Committee’s philosophy is to set challenging performance goals for executives, and it therefore established revenue and EBITDA targets under the 2009 MBO Plan that (a) have a degree of difficulty which the Compensation Committee considers to be challenging but achievable, and (b) require a high level of financial performance in the context of the current business climate.

The corporate and divisional revenue and EBITDA targets for our Games and our Technology Products & Solutions and Media Software & Services (“TPS/MSS”) divisions against which performance under the 2009 MBO Plan was measured with respect to Messrs. Barbour, Giamatteo and Skorny are as follows:

	Revenue Target (First Half 2009)	EBITDA Target (First Half 2009)	Revenue Target (Second Half 2009)	EBITDA Target (Second Half 2009)

	$ (in millions)	$ (in millions)	$ (in millions)	$ (in millions)
Corporate	294.2	3.2	333.6	31.6
Games	64.9	(5.4)	69.4	(1.3)
TPS/MSS	136.4	24.2	159.3	41.6

When determining the payout amounts under the 2009 MBO Plan for the first half of 2009, the Compensation Committee approved certain discretionary adjustments in corporate and divisional EBITDA results in connection with special items including (a) lowering corporate EBITDA results by $2.76 million to neutralize for non-use of budgeted discretionary expense, and (b) lowering corporate and divisional EBITDA results by $1.2 million for a one-time immaterial adjustment from a change in accounting policy. The Compensation Committee determined that these adjustments were appropriate because these special items reflected macroeconomic conditions and accounting requirements over which the executives had no control.

• Mr. Eggers.    In 2009, Mr. Eggers participated in a separate discretionary cash bonus program, which is discussed further below, and was not eligible to participate in the 2009 MBO Plan. This separate program is designed to maintain appropriate independence for key control executives.

• Mr. Barbour.    In 2009, Mr. Barbour served as the President of RealNetworks’ Games division. At that time, RealNetworks expected that Mr. Barbour would be the chief executive officer of the new entity resulting from the potential separation of the Games division from the Company. As a result, the target amount of Mr. Barbour’s performance-based cash incentive compensation was established based on competitive market data for chief executive officer positions in the Compensation Peer Group established by Cook in 2008. The Company terminated Mr. Barbour’s employment effective August 13, 2010.

In the first and second halves of 2009, Mr. Barbour was eligible to earn a target of 100% of his annual base salary in performance-based cash incentive compensation under the 2009 MBO Plan based equally on the achievement of RealNetworks’ consolidated revenue and EBITDA targets and revenue and EBITDA targets for the Games division.

In the first half of 2009, Mr. Barbour earned cash incentive compensation based on 93.99% achievement of corporate revenue targets, 157.2% achievement of corporate EBITDA targets, 96.46% achievement of revenue targets for the Games division and 113.84% achievement of EBITDA targets for the Games division, resulting in an overall cash incentive compensation payout of approximately 107.13% of the targeted payment for the measurement period.

In the second half of 2009, Mr. Barbour earned cash incentive compensation based on 85.66% achievement of corporate revenue targets, 84.58% achievement of corporate EBITDA targets, 86.77% achievement of revenue for the Games division and -268.59% achievement of EBITDA targets for the Games division, resulting in an overall cash incentive compensation payout of approximately 21.15% of the targeted payment for the measurement period.

In 2009, Mr. Barbour earned performance-based cash incentive compensation under the 2009 MBO Plan as follows:

Performance Metric	First Half 2009 Payout Attainment	First Half 2009 Payout Amount	Second Half 2009 Payout Attainment(1)	Second Half 2009 Payout Amount
Corporate Revenue	81.98%	$46,113	0%	$0
Corporate EBITDA	157.20%	$88,422	84.58%	$47,579
Games Revenue	89.37%	$50,269	0%	$0
Games EBITDA	100.00%	$56,248	0%	$0
Overall Payout Attainment and Total Payout	107.13%	$241,052	21.15%	$47,579

• Mr. Giamatteo.    In 2009, Mr. Giamatteo served as RealNetworks’ Chief Operating Officer and was also responsible for overseeing RealNetworks’ TPS/MSS divisions, and this position entailed more responsibility for strategic operating decisions and a greater direct influence on overall company performance than most executive positions. Therefore, Mr. Giamatteo had a greater percentage of his total compensation opportunity tied to short-term and long-term incentives than most executive officers.

In the first and second halves of 2009, Mr. Giamatteo was eligible to earn a target of 100% of his annual base salary in performance-based cash incentive compensation under the 2009 MBO Plan based equally on the achievement of RealNetworks’ consolidated revenue and EBITDA targets and the revenue and EBITDA targets for the TPS/MSS divisions.

In the first half of 2009, Mr. Giamatteo earned cash incentive compensation based on 93.99% achievement of corporate revenue targets, 157.2% achievement of corporate EBITDA targets, 94.87% achievement of revenue targets for the TPS/MSS divisions and 99.07% achievement of EBITDA targets for the TPS/MSS divisions, resulting in an overall cash incentive compensation payout of approximately 105.71% of the targeted payment for the measurement period.

In the second half of 2009, Mr. Giamatteo earned cash incentive compensation based on 85.66% achievement of corporate revenue targets, and 84.58% achievement of corporate EBITDA targets, 93.62% achievement of revenue for the TPS/MSS divisions and 82.5% achievement of EBITDA targets for the TPS/MSS divisions, resulting in an overall cash incentive compensation payout of approximately 61.99% of the targeted payment for the measurement period.

In 2009, Mr. Giamatteo earned performance-based cash incentive compensation under the 2009 MBO Plan as follows:

Performance Metric	First Half 2009 Payout Attainment	First Half 2009 Payout Amount	Second Half 2009 Payout Attainment(1)	Second Half 2009 Payout Amount
Corporate Revenue	81.98%	$44,575	0%	$0
Corporate EBITDA	157.20%	$85,475	84.58%	$45,993
TPS/MSS Revenue	84.62%	$46,011	80.87%	$43,975
TPS/MSS EBITDA	99.07%	$53,868	82.50%	$44,862
Overall Payout Attainment and Total Payout	105.71%	$229,929	61.99%	$134,830

• Mr. Skorny.    Mr. Skorny was eligible to earn a target of 45% of his annual base salary in performance-based cash incentive compensation under the 2009 MBO Plan based equally on the achievement of consolidated revenue and EBITDA targets.

In the first half of 2009, Mr. Skorny earned cash incentive compensation under the 2009 MBO Program based on 93.99% achievement of corporate revenue targets and 157.2% achievement of EBITDA targets,

resulting in an overall cash incentive compensation payout of approximately 119.59% of the targeted payment for the measurement period.

In the second half of 2009, Mr. Skorny earned cash incentive compensation under the 2009 MBO Program based on 85.66% achievement of corporate revenue targets, and 84.58% achievement of corporate EBITDA targets, resulting in an overall cash incentive compensation payout of approximately 42.29% of the targeted payment for the measurement period.

In 2009, Mr. Skorny earned performance-based cash incentive compensation under the 2009 MBO Plan as follows:

Performance Metric	First Half 2009 Payout Attainment	First Half 2009 Payout Amount	Second Half 2009 Payout Attainment	Second Half 2009 Payout Amount
Corporate Revenue	81.98%	$30,434	0%	$0
Corporate EBITDA	157.20%	$58,358	84.58%	$31,402
Overall Payout Attainment and Total Payout	119.59%	$88,792	42.29%	$31,402

2010 Performance-based Cash Incentive Compensation.    For 2010, the Compensation Committee engaged Cook to review the Company’s annual performance-based cash incentive compensation. Based on Cook’s recommendations to the Compensation Committee, the Compensation Committee and the other independent members of the Board of Directors of RealNetworks approved the 2010 Executive MBO Plan (the “2010 MBO Plan”) in March 2010. The 2010 MBO Plan is a bonus plan that pays cash awards to participants based on performance targets that are established at the beginning of each six-month measurement period during the 2010 calendar year. Participants in the 2010 MBO Plan include Messrs. Eggers, Barbour and Skorny, as well as Mr. Kimball, and certain other officers and employees of RealNetworks. Mr. Barbour participated in the 2010 MBO Plan for the First Measurement Period (as defined below). The Company subsequently terminated Mr. Barbour’s employment effective August 13, 2010.

In March 2010, the Compensation Committee and the other non-employee members of the Board approved performance targets and payout mechanics under the 2010 MBO Plan for the first six-month measurement period beginning January 1, 2010 and ending on June 30, 2010 (the “First Measurement Period”). In August 2010, the Compensation Committee approved performance targets and payout mechanics under the 2010 MBO Plan for Messrs. Eggers and Skorny for the second six-month measurement period beginning July 1, 2010 and ending December 31, 2010 (the “Second Measurement Period”). For the First and Second Measurement Periods, cash awards will be based on financial metrics consisting of revenue, operating expenses and EBITDA as well as business milestones. The Compensation Committee recognized that performance-based cash incentive programs should align rewards with the achievement of key business objectives during times of transition, and that quantitative financial metrics can be supplemented with qualitative, well-defined business goals and milestones. Therefore, the Compensation Committee determined that the achievement of business milestones was an appropriate performance metric that should supplement financial metrics in the 2010 MBO Plan. It also determined that while Mr. Eggers had participated in a discretionary cash bonus program in the past, it was appropriate to include him as an eligible participant in the 2010 MBO Plan in order to achieve alignment with the other members of the senior executive team in working to achieve the Company’s transformational business goals and objectives.

Target payouts under the 2010 MBO Plan as a percentage of annual base salary for Messrs. Kimball, Eggers, Barbour and Skorny are as follows:

Name	Target 2010 MBO Payout (as a percentage of annual base salary)
Robert Kimball	100%
Michael Eggers	75%
John Barbour(*)	100%
Hank Skorny(**)	45%

*	Mr. Barbour will not earn a 2010 MBO payout for the Second Measurement Period because the Company terminated his employment effective August 13, 2010.

**	In 2010, Mr. Skorny is eligible to earn additional performance-based cash incentive compensation equal to 30% of his annual base salary as described below.

The target payout under the 2010 MBO Plan for the First and Second Measurement Periods for each of Messrs. Kimball, Eggers and Skorny, and for the First Measurement Period for Mr. Barbour, is based 75% on the achievement of RealNetworks’ consolidated revenue, operating expense and EBITDA targets, with each financial metric having equal weight, and 25% on the achievement of business milestones.

For the First Measurement Period, for Messrs. Kimball, Eggers, Barbour and Skorny, no portion of the target payout based on revenue and operating expense goals would have been paid if less than 90% of the revenue and operating expense targets had been achieved. For achievement of 90% or greater of the revenue and operating expense targets, each of Messrs. Kimball, Eggers, Barbour and Skorny were paid linearly based on the level of achievement of the revenue and operating expense targets. Payouts to each of Messrs. Kimball, Eggers, Barbour and Skorny based on achievement of the EBITDA target were capped at 100%, and no portion of the payout based on EBITDA would have been paid if less than 100% of the EBITDA target had been achieved.

A summary of the 2010 MBO Plan payout mechanics based on financial metrics for the First Measurement Period is as follows:

Revenue and Operating Expense		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout
<90%	No payout	<100%	No payout
90%+	Linear payout	>100%+	Capped at 100%

For the Second Measurement Period, for Messrs. Eggers and Skorny, no portion of the target payout based on revenue and operating expense goals will be paid if less than 90% of the revenue and operating expense targets is achieved. For achievement of 90% or greater of the revenue and operating expense targets, each of Messrs. Eggers and Skorny will be paid linearly based on the level of achievement of the revenue and operating expense targets. For each of Messrs. Eggers and Skorny, no portion of the target payout based on EBITDA will be paid if less than 50% of the EBITDA target is achieved. For achievement of 50% or greater of the EBITDA target, each of Messrs. Eggers and Skorny will be paid linearly based on the level of achievement of the EBITDA target. The EBITDA-based payout to Mr. Eggers will be capped at 200% and the EBITDA-based payout to Mr. Skorny will be capped at 160%.

A summary of the 2010 MBO Plan payout mechanics based on financial metrics for the Second Measurement Period is as follows:

Revenue and Operating Expense		EBITDA
Attainment	Incentive Payout	Attainment	Incentive Payout
<90%	No payout	<50%	No payout
90%+	Linear payout	50% - 100%+	Linear payout*

*	Capped at 200% for Mr. Eggers; capped at 160% for Mr. Skorny.

For achievement of business milestones that were established at the beginning of the First Measurement Period, the Compensation Committee reviewed and approved attainment results at the end of such measurement period and considered, but was not bound by, the recommendations of RealNetworks’ President and Chief Executive Officer in determining the level of such attainment. For achievement of business milestones that were established at the beginning of the Second Measurement Period, the Compensation Committee will review and approve attainment results at the end of such measurement period and will consider, but not be bound by, the recommendations of RealNetworks’ President and Chief Executive Officer in determining the level of such attainment.

In light of the Company’s transitional activities and transformational objectives for 2010, the Compensation Committee established performance goals for the First and Second Measurement Periods that are conservative as compared to the Company’s previous performance-based cash incentive plans. The Compensation Committee recognized the importance of incentivizing the Company’s executives to achieve financial stability of the organization and effective execution of transformational strategic milestones in 2010, and therefore it designed the 2010 MBO Plan to be a transitional plan that includes both business milestones and quantitative financial metrics.

Notwithstanding the performance and payout targets established under the 2010 MBO Plan, the Compensation Committee has the authority and discretion to interpret and administer the 2010 MBO Plan, including (but not limited to) the authority to determine who is eligible to participate in the 2010 MBO Plan and the size of any payouts. During the First Measurement Period under the 2010 MBO Plan, a participant was required to be employed in a position that was eligible to participate in the 2010 MBO Plan on the first and last day of a quarter to be eligible to earn incentive compensation under the 2010 MBO Plan for that quarter. During the Second Measurement Period under the 2010 MBO Plan, a participant must be employed in a position that is eligible to participate in the 2010 MBO Plan on the first and last day of a month to be eligible to earn incentive compensation under the 2010 MBO Plan for that month. In addition, executive officers must be employed on the last day of each six-month period and on the date payments are made in order to be eligible to receive payment under the 2010 MBO Plan, except in the case of death, disability or certain terminations of employment by RealNetworks other than for cause.

Performance target attainment in the First Measurement Period under the 2010 MBO Plan was as follows:

Performance Metric	First Measurement Period Payout Attainment
Corporate Revenue	100.14%
Corporate EBITDA	100.00%
Corporate Operating Expenses	102.68%
Corporate Milestones	96.25%
Overall Attainment	99.77%

Messrs. Kimball, Eggers, Barbour and Skorny earned performance-based cash incentive compensation in the First Measurement Period under the 2010 MBO Plan as follows:

Name	First Measurement Period Payout Amount
Robert Kimball	$199,748
Michael Eggers	$120,030
John Barbour	$224,483
Hank Skorny	$ 77,821

• Mr. Skorny.    In 2010, Mr. Skorny is eligible to earn additional performance-based cash incentive compensation having a payout target equal to 30% of his annual base salary (the “Skorny Incentive Plan”). For the First Measurement Period, payout attainment under the Skorny Incentive Plan was based equally on the achievement of special project-related milestones and operating expense targets. No portion of the target payout based on operating expense goals would have been paid if less than 90% of the operating expense goals had been achieved. For achievement of 90% or greater of the operating expense goals, Mr. Skorny was paid linearly based on the level of achievement of the operating expense goals. The Compensation Committee reviewed and approved attainment results under the Skorny Incentive Plan at the end of the First Measurement Period and considered, but was not bound by, the recommendations of RealNetworks’ President and Chief Executive Officer in determining the level of such attainment.

In the First Measurement Period under the Skorny Incentive Plan, Mr. Skorny earned performance-based cash incentive compensation as follows:

Name	First Measurement Period Payout Attainment	First Measurement Period Payout Amount
Hank Skorny	100%	$52,000

For the Second Measurement Period, payout attainment under the Skorny Incentive Plan will be based on revenue and operating expense targets and special project-related milestones. The Compensation Committee will review and approve attainment results under the Skorny Incentive Plan at the end of the Second Measurement Period and will consider, but not be bound by, the recommendations of RealNetworks’ President and Chief Executive Officer in determining the level of such attainment.

Notwithstanding the performance and payout targets established under the Skorny Incentive Plan, the Compensation Committee may in its discretion increase, decrease or eliminate an award before it is paid.

Discretionary Cash Bonus Awards.    From time to time, RealNetworks utilizes discretionary signing, promotion and retention bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. In addition, from time to time RealNetworks may establish separate discretionary cash bonus award programs under which certain executives may earn cash bonus awards.

• Mr. Eggers.    In 2009, discretionary cash bonus compensation for Mr. Eggers was targeted at 45% of annual base salary. Discretionary cash bonus payments are determined and paid semi-annually and are based on performance during each six-month measurement period. The Compensation Committee has the discretion to award cash bonuses that are greater than or less than the established target amount. In the first half of 2009, Mr. Eggers earned discretionary cash bonus compensation that resulted in a payout of 100% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. In the second half of 2009, Mr. Eggers earned discretionary cash bonus compensation that resulted in a payout of 114.35% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. The Compensation Committee gave special consideration to Mr. Eggers’ leadership and oversight of RealNetworks’ 2009 initiatives to reduce costs, increase operational efficiency and reduce redundancies throughout the organization in establishing the amount of the discretionary cash bonus awards to Mr. Eggers in 2009.

In 2009, Mr. Eggers earned discretionary cash bonus compensation as follows:

First Half 2009 Payout (% of Targeted Payment)	First Half 2009 Payout ($)	Second Half 2009 Payout (% of Targeted Payment)	Second Half 2009 Payout ($)
100%	65,588	114.35%	75,000

• Mr. Skorny.    In connection with his acceptance of an offer of employment by RealNetworks as Senior Strategic Advisor in January 2009, Mr. Skorny received a signing bonus in the amount of $100,000. In the event the employment of Mr. Skorny had been terminated for cause or Mr. Skorny had resigned within 12 months of the date of payment of the signing bonus, Mr. Skorny would have been required to return to RealNetworks the full amount of the signing bonus. If the employment of Mr. Skorny is terminated for cause or Mr. Skorny resigns between 12 and 24 months of the date of payment of the signing bonus, Mr. Skorny is required to return $50,000 of such bonus to RealNetworks. In October 2009, Mr. Skorny was promoted to Senior Vice President, Media Cloud Computing and Services and was awarded a cash bonus in the amount of $50,000 in connection with this promotion.

2010 Retention Arrangements.    The Compensation Committee recognizes that RealNetworks relies upon the experience and expertise of certain key executives to manage the business of RealNetworks rigorously and objectively for the benefit of the Company and its shareholders. In light of the ongoing transitional activities resulting from the departure in January 2010 of RealNetworks’ former Chief Executive Officer and the desire to retain the current key senior executive team, as well as to reinforce and encourage the continued attention and commitment of certain key executives to their duties without distraction at a time when RealNetworks is engaged in transforming its business following a challenging period for the Company, the Compensation Committee approved retention letter agreements in January 2010 between RealNetworks and certain key employees of the Company, including Messrs. Kimball, Eggers and Skorny (the “Retention Agreements”). The Retention Agreements provide for (a) a bonus of up to $850,000 to be paid to Mr. Kimball, and (b) a bonus of up to $700,000 to be paid to each of Messrs. Eggers and Skorny, with two-thirds of the total amount of each such bonus to be paid on February 1, 2011, and the remaining one-third of the total amount to be paid on August 1, 2011, subject to the continued employment of the respective executive officer through each such date. Under the Retention Agreements, one-half of the maximum amount is guaranteed to be paid. On each scheduled payment date, subject to the continued employment of the respective executive officer, Messrs. Kimball, Eggers and Skorny will each receive 50% of the scheduled amount of his respective bonus, and the remaining 50% (or lesser amount) will be paid only if approved by the Compensation Committee, at its discretion. In the event of the termination of Mr. Kimball, Mr. Eggers or Mr. Skorny without “cause” or resignation for “good reason” (as such terms are defined in the Change in Control and Severance Agreement for each of Mr. Kimball, Mr. Eggers and Mr. Skorny as described under the caption “Severance and Change in Control Benefits” on page     ), the respective executive officer is entitled to receive the unpaid portion of the maximum retention bonus amount that otherwise is scheduled to be paid after such termination. In the event of the death or permanent disability of Mr. Kimball, Mr. Eggers or Mr. Skorny, the Company will pay a prorated amount of the respective retention bonus (less any amounts previously paid), with any payout of the discretionary portion remaining subject to the Compensation Committee’s discretion.

In addition, in recognition of Mr. Kimball’s service as Acting Chief Executive Officer of RealNetworks between January 12, 2010 and July 20, 2010, Mr. Kimball received a cash bonus in the amount of $100,000 on July 12, 2010.

Long-term Equity Incentive Compensation.    As previously noted, due to the challenging economic environment in 2009, the Compensation Committee determined that there would be no merit-based compensation adjustments for the Named Executive Officers other than the Chief Executive Officer. In January 2009, Mr. Kimball was promoted to Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary and was awarded stock options for the purchase of 130,000 shares of common stock that will vest over four years in connection with this promotion. In January 2009, Mr. Skorny joined RealNetworks and was awarded stock options for the purchase of 300,000 shares of common stock that will vest over four years in connection with his offer of employment as Senior Strategic Advisor. The exercise prices of the stock options granted to Messrs. Kimball and Skorny was equal to the closing price of RealNetworks common stock on the respective grant dates. Other than stock options awarded to Mr. Skorny in connection with his offer of employment with RealNetworks, there were no new equity awards granted to the Named Executive Officers in 2009.

In February 2010, Messrs. Kimball, Eggers and Skorny were awarded stock options for the purchase of 500,000, 400,000 and 135,000 shares of RealNetworks common stock, respectively, in connection with their increased roles and responsibilities as RealNetworks entered into a transitional period following the resignation of RealNetworks’ former Chief Executive Officer and in recognition of their individual performance. The stock options granted to Messrs. Kimball, Eggers and Skorny will vest in equal increments every six months over a four year period. In addition, Mr. Kimball was awarded stock options for the purchase of 60,000 shares of RealNetworks common stock in recognition of his service as Acting Chief Executive Officer of RealNetworks that vested as to 50% of the shares subject to the options on July 12, 2010, and the remainder will vest on January 12, 2011. The exercise price of the stock options granted to each of Messrs. Kimball, Eggers and Skorny was equal to the closing price of RealNetworks common stock on the effective date of each grant.

RealNetworks does not have any program, plan or obligation that requires the granting of stock options or other equity awards to any executive officer on specified dates, or that requires the Named Executive Officers to hold stock options or restricted stock units beyond their vesting dates. All stock options are granted with exercise prices that are equal to the last sale price of RealNetworks’ common stock as reported on the Nasdaq Stock Market on the respective date of grant. The Compensation Committee typically grants equity awards to corporate and executive officers at its scheduled meetings or by unanimous written consent. From time to time, the Compensation Committee may authorize the future grant of an equity award to a corporate or executive officer in advance of the commencement of such officer’s employment by RealNetworks or when offering a corporate or executive officer the option of electing to receive an equity award in the form of stock options, restricted stock units, or a combination of stock options or restricted stock units. When authorizing the future grant of an equity award in connection with an offer of employment, the Compensation Committee’s approval of the award is subject to and effective upon the employment of such officer by RealNetworks, and the exercise price of such stock option is equal to the last sale price of our common stock as reported on the Nasdaq Stock Market on the respective date of grant, which would be the first day of our employment of such officer. When authorizing the future grant of equity award(s) that contemplate the recipient electing to receive the award in the form of stock options, restricted stock units or a combination of both, the Compensation Committee will first approve the material terms of such award(s) and establish a future effective date for the grant of the award(s) in order to allow the award recipients time to make irrevocable elections specifying the type of award they are electing to receive. In this case, the exercise price of any stock options granted is equal to the last sale price of our common stock as reported on the Nasdaq Stock Market on the effective date of the grant. Stock options are typically granted to RealNetworks employees upon hire and in connection with annual performance evaluations. Pursuant to the terms of the 2005 Plan, the Board of Directors has delegated authority to each of our Chief Executive Officer and our Senior Vice President and Chief Financial Officer to grant awards under the 2005 Plan to employees who are not directors or officers of RealNetworks, and such awards are typically approved on a weekly basis.

Benefits and Perquisites.    Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of our benefit programs. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase RealNetworks stock at a 15% discount from the closing sale price of our Common Stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including the Named Executive Officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S. based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years.

Our executive officers participate in the benefit programs described above on the same basis as our other employees. We may offer other benefits to our employees and executive officers from time to time, including relocation packages. In connection with Mr. Barbour’s acceptance of an offer of employment by RealNetworks as President of the Games division in October 2008, RealNetworks agreed to pay the costs of temporary housing and certain commuting expenses during the first twelve months of Mr. Barbour’s employment. RealNetworks also agreed to reimburse Mr. Barbour for the income tax liability associated with the temporary housing and commuting benefits in an amount not to exceed $100,000, including any tax liability resulting from such reimbursement. Due to the postponement of the Company’s planned separation of the Games business from RealNetworks, in December 2009 the Compensation Committee approved the reimbursement of additional temporary housing and commuting expenses for up to an additional six months following November 1, 2009, with such expense reimbursements to be capped at $130,000 (consisting of $80,000 for commuting and temporary housing benefits and $50,000 for the associated tax liability). In 2009, Mr. Barbour was reimbursed for commuting and temporary housing expenses in the amount of $134,218 and the associated income tax liability in the amount of $76,982.

Since 2002, the imputed costs associated with the occupancy of vacant office space in our headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and by Mr. Glaser’s personal assistant, have been reported as income to Mr. Glaser. Additionally, as discussed above, the Compensation Committee approved the reimbursement of private chartered aircraft expenses paid by Mr. Glaser for RealNetworks business travel up to a maximum of $500,000 in 2009. This was a reduction from the amount approved for him previously in partial consideration for the base salary increase he received in 2009. Following Mr. Glaser’s resignation as Chief Executive Officer, RealNetworks no longer provides for the reimbursement of private chartered aircraft expenses for RealNetworks business travel. Other than as described above, there were no special benefits or perquisites provided to any other Named Executive Officer in 2009.

Severance and Change in Control Benefits.    It is our policy to request our executive officers, excluding our former Chief Executive Officer, to provide notice to RealNetworks (typically six months) prior to voluntarily terminating their employment with RealNetworks for the purpose of transitioning responsibilities. The Compensation Committee believes that this is an important element of the executive compensation program, as it provides executive officers reasonable assurance of transitional employment support and it benefits RealNetworks by ensuring continuity during these transitions. In the event an executive officer provides six months’ notice prior to voluntarily terminating his or her employment, he or she will receive a severance payment equal to six months of such executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such six month notice period. In the event an executive officer provides notice of less than six months prior to voluntarily terminating his or her employment, he or she will receive a severance payment equal to the number of months’ notice provided, up to a maximum severance payment equal to six months of the executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such notice period. These severance payments are in addition to any base salary earned during these periods and are paid following the last day worked by an executive officer.

• Mr. Glaser.    In April 2010, the Compensation Committee approved payments in the aggregate amount of $400,000 to Mr. Glaser in connection with his resignation on January 12, 2010 as RealNetworks’ Chief Executive Officer. Of this amount, $250,958 represents the amount Mr. Glaser would have been eligible for as performance-based cash incentive compensation for 2009 had he remained employed by RealNetworks on the date payments were made under the Company’s cash incentive plans, and $149,042 represents an additional severance payment in recognition of his long service to the Company. In addition and for the same reason, the Compensation Committee approved the extension of the exercisability period of stock options previously granted to Mr. Glaser with respect to those shares subject to stock options that were vested as of January 12, 2010 (the “Vested Options”), such that the Vested Options will remain exercisable until the earlier of the (x) expiration date of the option grant pursuant to the applicable stock option agreement, or (y) expiration of the post-termination exercise period set forth in the applicable stock option agreement following termination of Mr. Glaser’s service as a member of the Company’s Board of Directors. All unvested shares subject to the stock options were canceled as of Mr. Glaser’s resignation date in accordance with the terms of the applicable award agreement and the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated.

• Mr. Barbour.    Pursuant to the terms of the Offer Letter dated October 28, 2008 between RealNetworks and Mr. Barbour (the “Barbour Offer Letter”), in the event that Mr. Barbour’s employment is terminated by the Company other than for Cause or by Mr. Barbour for Good Reason (as such terms are defined in the Barbour Offer Letter), or if RealNetworks’ Board of Directors decides not to proceed with a spin-off of its Games business and Mr. Barbour elects to terminate his employment thereafter, Mr. Barbour would be entitled to receive: (a) any bonus award for which he is eligible under the Company’s Executive MBO Incentive Plan; (b) a lump-sum cash payment in an amount equal to (i) one year’s base salary at the rate in effect as of the date Mr. Barbour’s employment terminates, plus (ii) 12 months of his target annual bonus award; and (c) additional vesting and exercisability of each outstanding equity-based award as described below.

Mr. Barbour’s employment was terminated by RealNetworks effective August 13, 2010, and based upon the terms of the Barbour Offer Letter, Mr. Barbour received severance payments in the aggregate amount of $900,000, representing twelve months of his annual base salary and 100% of his target annual bonus award, together with additional vesting and exercisability of his outstanding stock option awards calculated on a pro rata basis for the portion of the year elapsed since the last vesting date of such options, expressed in full months. In addition, RealNetworks will reimburse Mr. Barbour for the costs associated with his temporary housing in Seattle, Washington through August 31, 2010, and will pay Mr. Barbour tax gross-up compensation on the imputed income related to such reimbursements. In exchange for the severance payments made to Mr. Barbour, Mr. Barbour provided a waiver and release of all claims against the Company.

• Mr. Giamatteo.    In July 2008, the Compensation Committee approved amended severance provisions for Mr. Giamatteo as part of the terms of his employment as Chief Operating Officer. In the event RealNetworks terminated the employment of Mr. Giamatteo without cause, RealNetworks would have provided Mr. Giamatteo with twelve months’ notice, or it would have paid Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period. Mr. Giamatteo voluntarily resigned as Chief Operating Officer of RealNetworks effective April 2, 2010, and these amended severance provisions no longer apply following that date. In April 2010, RealNetworks and Mr. Giamatteo entered into a Separation and Release Agreement pursuant to which Mr. Giamatteo received a severance payment equal to three months of his annual base salary, or $108,750, and a discretionary cash bonus payment of $108,750. The Compensation Committee approved these severance and bonus payments after considering Mr. Giamatteo’s efforts to ensure an orderly transition of his responsibilities and in light of Mr. Giamatteo providing three months notice prior to terminating his employment with RealNetworks. In exchange for the payments made to Mr. Giamatteo pursuant to the Separation and Release Agreement, Mr. Giamatteo provided a waiver and release of all claims against RealNetworks.

• Messrs. Kimball, Eggers and Skorny.    In January 2010, the Compensation Committee approved change in control and severance arrangements with respect to certain key employees including Messrs. Kimball, Eggers and Skorny. In the event of a “change in control” of RealNetworks, if the employment of Mr. Kimball, Mr. Eggers or Mr. Skorny is terminated without “cause” or any of such executives resigns for “good reason” (as such terms are defined in the Change in Control and Severance Agreement between RealNetworks and each of Messrs. Kimball, Eggers and Skorny) within three months prior to or 24 months following such change in control, Messrs. Kimball, Eggers and Skorny are each entitled to receive a lump sum payment equal to 125% of the sum of his base salary and target bonus, a lump sum payment of his prorated target bonus for any partial annual incentive bonus period, 100% accelerated vesting of his equity awards granted on or after February 1, 2010, extension of the post-termination exercisability of all equity awards (other than incentive stock options) granted before February 1, 2010 for up to 12 months (and solely with respect to Mr. Kimball, the options may be exercised after termination up to the later of (i) termination of his employment or (ii) termination of his Board service, but with respect to all options, no later than the option’s original term), and 18 months of Company-paid health coverage. In order for each such executive to receive such severance benefits, he must (i) execute a release of claims in favor of RealNetworks, (ii) agree to a nondisparagement obligation, and (iii) agree to non-solicitation and no-hire obligations for a period of 12 months following termination. For purposes of each of these agreements, “cause” includes, for example, the substantial and continuing failure of the executive, after written notice thereof, to render services to RealNetworks in accordance with the terms or requirements of his employment for reasons other than illness or incapacity, and his violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries that results in material harm to RealNetworks. The term “good reason” includes, for example, a material reduction (of more than 10%) in the executive’s annual base compensation as in effect immediately prior to such reduction, a material reduction in his annual target bonus opportunity (of more than 10%) and a material change (of more than 50 miles) in the geographic location where he is required to perform his work.

Pursuant to his change in control and severance agreement, Mr. Kimball is entitled to certain additional severance benefits. In the event of Mr. Kimball’s termination of employment without “cause” or resignation for “good reason” other than during the change in control period (as such terms are defined in such agreement and described above), Mr. Kimball will receive a lump sum payment equal to 100% of his base salary, accelerated vesting of up to 250,000 shares subject to his option covering 500,000 shares granted on February 1, 2010, 100% accelerated vesting of his option covering 60,000 shares (described above), and extension of post-termination exercisability of all equity awards for up to 12 months (upon the later of (i) termination of his employment or (ii) termination of his Board service, but no later than the option’s original term). In order to receive the severance benefits under his change in control and severance agreement, Mr. Kimball must (i) execute a release of claims in favor of the Company, (ii) agree to a nondisparagement obligation, and (iii) agree to non-solicitation and no-hire obligations for a period of 12 months following termination.

Under our equity incentive plans, if we terminate the employment of a Named Executive Officer for any reason other than for cause, and any of such Named Executive Officer’s outstanding stock options or restricted stock units are not fully vested, the individual award agreements entered into with such Named Executive Officer provide that the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commenced or the last anniversary thereof, expressed in full months, provided that the Named Executive Officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination. If the employment of a Named Executive Officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date. The Compensation Committee has determined that all employees who hold stock options or restricted stock awards under our equity incentive plans are eligible for these benefits. For purposes of the award agreements, “cause” includes, for example, the substantial and continuing failure of the award holder after written notice to render services to the Company in accordance with the terms or requirements of the award holder’s employment for reasons other than illness or incapacity, willful violation by the award holder of a policy or procedure of the Company, resulting in any case in significant harm to the Company, and the award holder’s violation of any confidentiality or non-competition agreements with the Company or its subsidiaries.

In addition, our employees and executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executive’s full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction. The change in control benefits with respect to outstanding awards granted under our equity incentive plans are further described in the section entitled “Change in Control Arrangements” on page 19.

Tax and Accounting Implications

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its Chief Executive Officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation”

or qualifies under certain other exceptions. The Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.    RealNetworks accounts for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) ASC 718. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

Pre-Set Diversification Plans

RealNetworks has authorized its executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act of 1934, as amended, with an independent broker-dealer. These plans include specific instructions for the broker to exercise stock options and/or sell stock on behalf of the executive on a pre-determined schedule. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of RealNetworks common stock during periods in which the officer would otherwise be unable to buy or sell such stock because important information about RealNetworks had not been publicly released. As of April 23, 2010, Messrs. Glaser, Kimball and Eggers had such a plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2009 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2010 annual meeting of shareholders.

The Compensation Committee of the Board of Directors

Pradeep Jotwani, Chairman Eric A. Benhamou
Dominique Trempont

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Robert Glaser(6)	2009	275,000	—	—	—	—	36,903	311,903
Chairman of the Board and Former Chief Executive Officer	2008	236,672	—	—	—	93,285	35,125	365,082
	2007	444,384	725,000	—	321,700	354,200	34,146	1,879,430

Michael Eggers	2009	291,500	140,588	—	—	—	3,866	435,954
Senior Vice President, Chief Financial Officer and Treasurer	2008	288,884	91,725	350,581	—	—	3,657	734,847
	2007	259,055	94,982	—	409,226	—	3,654	766,917

John Barbour(7)	2009	450,000	—	—	—	288,631	215,163	953,794
Former President, Games Division	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—

John Giamatteo	2009	435,000	—	—	—	364,759	3,963	803,722
Former Chief Operating Officer	2008	420,172	—	1,629,495	1,033,688	628,555	3,736	3,715,646
	2007	372,865	—	—	250,520	667,600	21,865	1,312,850

Hank Skorny(8)	2009	321,327	150,000	—	456,510	120,194	3,893	1,051,924
Senior Vice President, Media Cloud Computing And Services	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—

(1)

Of the $329,956 earned by Mr. Glaser as performance-based cash incentive compensation in 2008, $236,671 was paid to Mr. Glaser in the form of salary between January 1, 2008 and July 2008. After the Compensation Committee determined to set Mr. Glaser’s annual salary for 2008 at $1, the amount paid to Mr. Glaser as salary in excess of $1 was applied to Mr. Glaser’s performance-based cash incentive compensation payout at the time it was determined by the Compensation Committee in March 2009. The remaining $93,285 of Mr. Glaser’s 2008 performance-based cash incentive compensation was paid in March 2009. The amount shown for Mr. Glaser for 2007 includes $44,384 earned in 2007 as a result of a merit increase in salary awarded in April 2007 and paid retroactively in February 2008.

(2)

The amounts reported in this column represent discretionary cash bonus awards. These discretionary cash bonus awards are discussed in further detail under “Compensation Discussion and Analysis” beginning on page 22.

(3)

The amounts reported in these columns reflect the aggregate grant date fair value of awards granted in the year shown pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the executive officer. Performance-based stock options granted to Mr. Glaser in 2007 are reflected in the Option Awards column at the aggregate fair value based on the probable outcome of the underlying performance conditions, measured as of the grant date. The grant date fair value assuming achievement of the highest level of performance conditions was $643,400.

In accordance with current SEC disclosure requirements, stock option awards for fiscal 2008 and fiscal 2007, previously reported as amounts recognized, or “expensed,” for the fiscal year, are now being reported above as grant date fair values. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(4)

The amounts reported in this column represent cash incentive compensation which is based on performance in fiscal 2007, 2008 and 2009. Mr. Glaser’s cash incentive compensation for 2007 was determined by the Compensation Committee in April 2008 and paid shortly thereafter. Of the $329,956 earned by Mr. Glaser as performance-based cash incentive compensation in 2008, $236,671 was paid to Mr. Glaser in the form of salary between January 1, 2008 and July 2008. These payments were applied to Mr. Glaser’s performance-based cash incentive compensation payout at the time it was determined by the Compensation Committee in March 2009. The remaining $93,285 of Mr. Glaser’s 2008 performance-based cash incentive compensation was paid in March 2009. Mr. Glaser resigned as Chief Executive Officer effective January 12, 2010, and therefore he did not earn cash incentive compensation for 2009. With respect to the named executive officers other than Mr. Glaser, cash incentive compensation was determined by the Compensation Committee (a) in July 2007 with respect to payments for the first half of 2007; (b) in February 2008 with respect to payments for the second half of 2007; (c) in August 2008 with respect to payments for the first half of 2008; (d) in March 2009 with respect to payments for the second half of 2008; (e) in July 2009 with respect to payments for the first half of 2009; and (f) in January 2010 with respect to payments for the second half of 2009, with payments made shortly after each such determination. This performance-based cash compensation is discussed in further detail under “Compensation Discussion and Analysis” beginning on page 22. The estimated possible threshold, target and maximum amounts for these awards are reflected in the “2009 Grants of Plan-Based Awards” table on page 45.

(5)

Amounts reported for 2007, 2008 and 2009 that represent “All Other Compensation” for each of the Named Executive Officers are described in the table below captioned “Detail of ‘All Other Compensation’ in the Summary Compensation Table.”

(6)	Mr. Glaser served as RealNetworks’ Chief Executive Officer through January 12, 2010.

(7)	Mr. Barbour joined RealNetworks on October 28, 2008 and has not been previously designated as a Named Executive Officer of RealNetworks.

(8)	Mr. Skorny joined RealNetworks on January 12, 2009 and has not been previously designated as a Named Executive Officer of RealNetworks.

Detail of “All Other Compensation” in the Summary Compensation Table

Name	Year	Company Contribution 401(k) Plan ($)(1)	Term Life Insurance Premium ($)	Taxable Temporary Housing and Commuting Benefits ($)		Tax Gross-Up Payment Related to Temporary Housing and Commuting Benefits ($)	Taxable Relocation Costs ($)		Costs Associated With Personal Use of Office Space ($)(4)	Total ($)
Robert Glaser	2009	—	198	—		—	—		36,705	36,903
	2008	—	288	—		—	—		34,837	35,125
	2007	—	432	—		—	—		33,714	34,146
Michael Eggers	2009	3,675	191	—		—	—		—	3,866
	2008	3,450	207	—		—	—		—	3,657
	2007	3,375	279	—		—	—		—	3,654
John Barbour	2009	3,675	288	134,218	(2)	76,982	—		—	215,163
	2008	—	—	—		—	—		—	—
	2007	—	—	—		—	—		—	—
John Giamatteo	2009	3,675	288	—		—	—		—	3,963
	2008	3,450	286	—		—	—		—	3,736
	2007	3,375	402	—		—	18,088	(3)	—	21,865
Hank Skorny	2009	3,675	218	—		—	—		—	3,893
	2008	—	—	—		—	—		—	—
	2007	—	—	—		—	—		—	—

(1)

Under RealNetworks’ 401(k) plan, RealNetworks matches 50% of the first 3% of pay that is contributed to the plan. Matching contributions by RealNetworks become fully vested after three years. The amounts reported for 2007 for Messrs. Eggers and Giamatteo reflect corrections to amounts previously reported.

(2)

The amount reported represents temporary housing expenses paid by RealNetworks in the amount of $64,912 and commuting expenses paid by RealNetworks in the amount of $69,306, which expenses constitute taxable income to the executive.

(3)	The amount reported represents relocation expenses paid by RealNetworks in connection with Mr. Giamatteo’s relocation to Seattle, Washington, which expenses constitute taxable income to Mr. Giamatteo.

(4)

The amount reported in this column represents costs associated with the occupancy of office space in RealNetworks’ headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and Mr. Glaser’s personal assistant. The cost per square foot of occupied space in RealNetworks’ headquarters was multiplied by the square footage of the office space occupied by the Glaser Progress Foundation and Mr. Glaser’s personal assistant to determine the costs associated with the occupancy of such office space.

2009 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards: ($)(3)
			Threshold ($)	Target ($)	Maximum (#)
Robert Glaser	—	—	192,500	550,000	2,200,000	—	—	—	—
Michael Eggers	—	—	—	—	—	—	—	—	—
John Barbour	—	—	157,500	450,000	900,000	—	—	—	—
John Giamatteo	—	—	152,250	435,000	870,000	—	—	—	—
Hank Skorny	02/02/09	02/02/09	51,975	148,500	297,000	—	300,000	$3.05	456,510

(1)

The amounts reported in this column represent the threshold, target and maximum amounts of annual performance-based cash incentive compensation that might have been paid to each Named Executive Officer for 2009 performance. Threshold, target and maximum amounts for Mr. Eggers are not presented because Mr. Eggers participated in a discretionary cash bonus program in lieu of a non-equity incentive plan in 2009. The actual amount paid to Mr. Eggers for 2009 is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 43. These awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 22.

(2)

The amount reported in this column represents stock options granted to Mr. Skorny pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan. The stock options vest over a period of four years and expire seven years after the date of grant. The exercise price of the stock options is equal to the fair market value of RealNetworks’ Common Stock on the date of grant. If Mr. Skorny’s employment terminates for any reason other than death, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that Mr. Skorny delivers a settlement agreement and release upon such termination), the unvested portion of the stock options will not vest and all rights to the unvested portion will terminate. The stock options are described in further detail under “Compensation Discussion and Analysis” beginning on page 22 and in the “Outstanding Equity Awards at December 31, 2009” table on page 46.

(3)

The amount reported in this column reflects the aggregate grant date fair value of the award granted in 2009 pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks common stock at such date in the future when the option is exercised.

The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Payout Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Glaser	500,000	—			8.00	11/14/12
	125,000	125,000	(1)		7.69	04/06/14
Michael Eggers	5,000	—			3.76	08/05/22	3,541	(2)	13,137	(3)
	25,000	—			6.12	07/24/23	36,457	(4)	135,256	(3)
	30,000	—			6.63	10/03/23
	14,000	—			5.75	02/11/24
	40,000	—			5.84	01/18/25
	35,000	—			7.22	08/31/21
	700	—			7.22	08/31/21
	87,500	12,500	(5)		8.53	02/14/13
	31,876	10,624	(6)		11.38	11/09/13
	84,375	50,625	(7)		7.69	04/06/14
John Barbour	250,000	250,000	(8)		4.40	11/07/15
John Giamatteo	675,000	75,000	(9)		5.07	06/20/12	20,832	(10)	77,287	(3)
	50,000	—			5.07	06/20/12	175,000	(11)	649,250	(3)
	50,000	50,000	(12)		6.49	09/18/14
	—	375,000	(13)		6.86	06/24/15
Hank Skorny	—	300,000	(14)		3.05	02/02/16

(1)

The options vest and become exercisable as to 62,500 shares on April 6, 2008 and upon the completion of each successive six months of employment. The options will become fully vested and exercisable on April 6, 2011, subject to the recipient’s continued employment with RealNetworks. Unvested options as of the date Mr. Glaser’s resignation in January 2010 were canceled in accordance with the terms of the stock option agreement evidencing the options. Mr. Glaser continues to hold all options that were vested as of January 12, 2010 as a continuing director of RealNetworks.

(2)	Represents restricted stock units that vest on November 9, 2010, subject to the recipient’s continued employed with RealNetworks.

(3)	Represents the closing price of a share of our common stock on December 31, 2009 ($3.71) multiplied by the number of shares or units that have not vested.

(4)

Represents restricted stock units that vest in substantially equal increments of 7,292 shares on February 22, 2010 and every six months thereafter until the restricted stock units become fully vested on February 22, 2012, subject to the recipient’s continued employed with RealNetworks.

(5)

The options vest and become exercisable as to 12.5% of the total grant on August 14, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on February 14, 2010, subject to the recipient’s continued employment with RealNetworks.

(6)

The options vest and become exercisable as to 12.5% of the total grant on May 9, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on November 9, 2010, subject to the recipient’s continued employment with RealNetworks.

(7)

The options vest and become exercisable as to 12.5% of the total grant on October 6, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on April 6, 2011, subject to the recipient’s continued employed with RealNetworks.

(8)

The options vest and become exercisable as to (i) 50% of the total grant on November 7, 2009, and (ii) 25% of the total grant on each of May 7, 2010 and November 7, 2010, subject to the recipient’s continued employment with RealNetworks. Unvested options as of August 13, 2010, the effective date of Mr. Barbour’s termination of employment, were canceled. Vested options as of August 13, 2010 remain exercisable for three months following Mr. Barbour’s termination as provided in the stock option agreement evidencing the options.

(9)

The options vest and become exercisable as to (i) 30% of the total grant on December 20, 2006 and (ii) 10% of the total grant on June 20, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on June 20, 2010, subject to the recipient’s continued employment with RealNetworks. Unvested options as of April 2, 2010, the effective date of Mr. Giamatteo’s resignation, were canceled. Vested options as of April 2, 2010 remain exercisable for three months following Mr. Giamatteo’s resignation as provided in the stock option agreement evidencing the options.

(10)

Represents restricted stock units that vest in substantially equal increments of 4,167 shares on February 22, 2010 and every six months thereafter until the restricted stock units become fully vested on February 22, 2012, subject to the recipient’s continued employed with RealNetworks. Unvested restricted stock units as of April 2, 2010, the effective date of Mr. Giamatteo’s resignation, were canceled.

(11)

Represents restricted stock units that vest as to (i) 50,000 shares on June 24, 2010, (ii) 25,000 shares on each of December 24, 2010 and June 24, 2011, and (iii) 37,500 shares on each of December 24, 2011 and June 24, 2012, subject to the recipient’s continued employed with RealNetworks. Unvested restricted stock units as of April 2, 2010, the effective date of Mr. Giamatteo’s resignation, were canceled.

(12)

The options vest and become exercisable as to 12.5% of the total grant on March 18, 2008 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on September 18, 2011, subject to the recipient’s continued employed with RealNetworks. Unvested options as of April 2, 2010, the effective date of Mr. Giamatteo’s resignation, were canceled. Vested options as of April 2, 2010 remain exercisable for three months following Mr. Giamatteo’s resignation as provided in the stock option agreement evidencing the options.

(13)

The options vest and become exercisable as to (i) 20% of the total grant on each of December 24, 2010 and June 24, 2011, and (ii) an additional 30% of the total grant on each of December 24, 2011 and June 24, 2012, subject to the recipient’s continued employment with RealNetworks. Unvested options as of April 2, 2010, the effective date of Mr. Giamatteo’s resignation, were canceled. Vested options as of April 2, 2010 remain exercisable for three months following Mr. Giamatteo’s resignation as provided in the stock option agreement evidencing the options.

(14)

The options vest and become exercisable as to (i) 25% of the total grant on January 12, 2010, and (ii) an additional 12.5% of the total grant upon the completion of each successive six months of employment until the options become fully vested and exercisable on January 12, 2013, subject to the recipient’s continued employed with RealNetworks.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Glaser	—	—	—	—
Michael Eggers	—	—	18,126	53,601
John Barbour	—	—	—	—
John Giamatteo	—	—	41,667	115,918
Hank Skorny	—	—	—	—

(1)	Represents the number of shares vesting multiplied by the fair market value of RealNetworks common stock on the vesting date.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eric Benhamou(2)	65,000	83,169	148,169
Edward Bleier	36,000	83,169	119,169
John Chapple(3)	12,183	58,109	70,292
Robert Glaser(4)	—	—	—
Jeremy Jaech(5)	13,667	—	13,667
Pradeep Jotwani(6)	50,000	83,169	133,169
Jonathan Klein(7)	36,000	83,169	119,169
Kalpana Raina(8)	43,000	83,169	126,169

(1)

The amounts reported in these columns reflect the aggregate grant date fair value of awards granted in the year shown pursuant to our 2005 Stock Incentive Plan, as amended and restated, determined in accordance with U.S. GAAP. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(2)	Audit Committee Chair.

(3)

John Chapple served as a director from May 1, 2009 to September 9, 2009. The amount reported in the “Fees Earned or Paid in Cash” column represents the value of shares of RealNetworks common stock issued to Mr. Chapple in lieu of director fees earned in fiscal year 2009. Mr. Chapple elected to receive 100% of his fiscal year 2009 director fees in shares of RealNetworks common stock. Mr. Chapple received 1,783 shares valued at $5,333 as compensation for Board service in the second quarter of 2009 and 1,841 shares valued at $6,850 as compensation for Board service in the third quarter of 2009.

(4)

See “2009 Summary Compensation Table” on page 43 for Mr. Glaser’s compensation for services provided as Chief Executive Officer in 2009. Mr. Glaser did not receive additional compensation for his service as a member of the Board of Directors in 2009.

(5)	Jeremy Jaech resigned as a director of RealNetworks effective May 1, 2009.

(6)	Compensation Committee Chair.

(7)

The amount reported in the “Fees Earned or Paid in Cash” column represents the value of shares of RealNetworks common stock issued to Mr. Klein in lieu of director fees earned in fiscal year 2009. Mr. Klein elected to receive 100% of his fiscal year 2009 director fees in shares of RealNetworks common stock. Mr. Klein received (a) 4,291 shares valued at $10,000 as compensation for Board service in the first quarter of 2009, (b) 3,010 shares valued at $9,000 as compensation for Board service in the second quarter of 2009, (c) 2,150 shares valued at $8,000 as compensation for Board service in the third quarter of 2009, and (d) 2,425 shares valued at $9,000 as compensation for Board service in the fourth quarter of 2009.

(8)	Nominating and Corporate Governance Committee Chair.

Compensation of Directors

2009 Director Compensation.    In 2009, each director who was not an employee of RealNetworks in 2009 (an “Outside Director”) was paid $5,000 per quarter for his or her services as a director. Outside Directors were also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, and (iii) $3,000 per quarter for serving as chairperson of the Audit Committee, $1,500 per quarter for serving as chairperson of the Compensation Committee and $750 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director received $1,000 for participation in each meeting between such director and the Chief Executive Officer. Directors were also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan (the “Director Plan”), a sub-plan administered under the 2005 Plan, an Outside Director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such Outside Director for the coming year in shares of RealNetworks common stock. In 2009, the number of shares issued to an Outside Director who elected to receive all or a portion of his or her 2009 compensation in shares of RealNetworks common stock was determined by dividing the total fees to be paid in shares of RealNetworks common stock during a fiscal quarter, as elected by an Outside Director, by the fair market value of a share of RealNetworks common stock on the last trading day of such fiscal quarter, with cash paid in lieu of the issuance of fractional shares.

Outside Directors also receive stock options under the 2005 Plan. On the date an Outside Director is first appointed or elected to serve on the Board, he or she will be granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock that will become fully vested on the first anniversary of the grant date. Each Outside Director will also be granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock three business days following the date of each annual meeting of shareholders, provided that each such Outside Director has served on the Board for the preceding twelve months. These options will become fully vested on the first anniversary of the grant date. Each option granted under the 2005 Plan has a maximum term of seven years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. If an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.

On September 24, 2009, Messrs. Benhamou, Bleier, Jotwani, Klein and Ms. Raina were each granted an option to purchase 45,000 shares of common stock having an exercise price of $3.68 per share, and 100% of the shares subject to such options will vest on the first anniversary of the grant date, assuming continued service as a director through such date. On May 1, 2009, Mr. Chapple was granted an option to purchase 45,000 shares of common stock having an exercise price of $2.58 per share, and 100% of the shares subject to such options would have vested on the first anniversary of the grant date had he continued service as a director through such date.

2010 Director Compensation.    In 2009, the Board of Directors retained Frederic W. Cook & Co., Inc. (“Cook”) to provide analysis and advice with respect to compensation of our Outside Directors. The results of Cook’s analysis showed that cash compensation paid to our Outside Directors was below the median, equity compensation was at the 25th percentile and overall compensation was below the 25 th percentile of similarly situated companies as identified by Cook based on the relative size of the Company’s market capitalization. In addition, Cook’s analysis indicated that restricted stock units (“RSUs”) were typically included as a component of non-employee director compensation among such similarly situated companies.

Based on Cook’s analysis, as well as the Board’s desire to better align total compensation paid to Outside Directors with total compensation paid by similarly situated companies, the Board of Directors approved changes to the Company’s compensation program for Outside Directors in April 2010. Effective April 1, 2010, each Outside Director will be paid a retainer in the amount of $8,750 per quarter for his or her services as a director. Outside Directors will also be paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, and (iii) $5,000 per quarter for serving as chairperson of the Audit Committee, $3,125 per quarter for serving as chairperson of the Compensation Committee and $2,500 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director will be paid an additional retainer of $5,000 per quarter. Outside Directors will continue to be eligible to receive their cash compensation in shares of RealNetworks common stock pursuant to the Director Plan.

Outside Directors will also receive equity awards under the 2005 Plan on the third business day following each annual meeting of shareholders. The Equity Awards will consist of (i) nonqualified stock options to purchase 25,000 shares of RealNetworks common stock (the “Options”) that, once vested, will remain exercisable for three years following an Outside Director’s separation from the Board or until the Option’s earlier expiration, and (ii) RSUs valued at $45,000 on the grant date. The Options and RSUs will vest monthly in equal increments over a twelve month period following the award’s grant date, with the RSU share distribution date occurring on the first anniversary of the grant date. Outside Directors may make an annual irrevocable election to defer the RSU share distribution date to a date that is (i) five years following the RSU grant date, or (ii) concurrent with an Outside Director’s separation from the Board. Options and RSUs granted to Outside Directors who have served on the Board for less than twelve months at the time of the annual meeting of shareholders will receive Options and RSUs that are pro-rated based on the number of completed months of service leading up to the annual meeting of shareholders. In addition to approving the foregoing changes to the Outside Director compensation program, the Board also approved stock ownership guidelines applicable to Outside Directors designed to achieve long-term alignment between Outside Directors and the Company’s shareholders. Under these guidelines, each Outside Director is required to own a number of shares of the Company’s common stock equal to three times the Outside Director’s annual retainer fee within five years of service on the Company’s Board.

Mr. Glaser will be paid the same cash compensation as the Outside Directors, together with an additional retainer in the amount of $6,250 per quarter for serving as the Chairman of the Board. Mr. Glaser is not eligible to make an election to receive his cash compensation in shares of RealNetworks common stock pursuant to the Director Plan. Mr. Glaser will also receive an annual cash award (the “Cash Award”) in lieu of the annual grant of Options and RSUs. The Cash Award will have an aggregate value equal to (a) $55,000, which amount shall be paid in lieu of the Options and shall be fixed in 2010 (but subject to re-evaluation at the discretion of the Compensation Committee), and (b) $45,000, which amount shall be paid in lieu of the RSUs. For 2010, the Cash Award will be pro-rated based on the number of completed months of service provided by Mr. Glaser as a non-employee director leading up to the 2010 annual meeting of shareholders.

2009 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of the Named Executive Officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2009, the last business day of the 2009 fiscal year, (2) the price per share of our common stock was $3.71, which was the closing market price on December 31, 2009, and (3) that all cash payments are made in a lump sum.

Name	Benefit	Before Change in Control Termination Without Cause or For Good Reason		After Change in Control Termination Without Cause or For Good Reason(1)	Voluntary Termination(2)	Death	Disability	Change in Control(3)
Robert Glaser	Severance	—		—	—	—	—	—
	Bonus(4)	—		—	—	—	—	—
	Equity award vesting acceleration	—		—	—	—	—	—
Michael Eggers	Severance	—		—	145,750	—	—	—
	Bonus	—		75,000	—	75,000	75,000	75,000
	Equity award vesting acceleration	19,128		148,392	—	148,392	—	148,392
John Barbour	Severance	450,000		450,000	225,000	—	—	—
	Bonus	450,000		497,579	—	47,579	47,579	47,579
	Equity award vesting acceleration	—		—	—	—	—	—
John Giamatteo	Severance	435,000	(5)	—	215,000	—	—	—
	Bonus	—		134,830	—	134,830	134,830	134,830
	Equity award vesting acceleration	103,053		726,537	—	726,537	726,537	726,537
Hank Skorny	Severance	—		—	165,000	—	—	—
	Bonus	—		31,402	—	31,402	31,402	31,402
	Equity award vesting acceleration	45,375		198,000	—	198,000	—	198,000

(1)

Assumes outstanding options and restricted stock units are substituted or assumed by a successor entity upon a change of control, and that acceleration of vesting occurs upon the termination of the employment of the Named Executive Officer. Also assumes that the discretionary bonuses and cash incentive compensation earned under the 2009 MBO Plan, as approved by the Compensation Committee, are paid. Does not reflect terms of the Severance and Change in Control Agreements that RealNetworks entered into with each of Messrs. Eggers and Skorny in February 2010 and April 2010, respectively. Details of these arrangements are set forth in “Compensation Discussion and Analysis” on page 22 and in “Change in Control Arrangements” on page 19.

(2)	Assumes that the Named Executive Officer has provided a notice period of six months prior to voluntarily terminating his employment with RealNetworks.

(3)

Assumes outstanding options and restricted stock units are not substituted or assumed by a successor entity upon a change of control, and that vesting of outstanding awards is fully accelerated upon a change of control. Also assumes that the Named Executive Officer is employed by the successor entity on the payment date with respect to performance-based cash incentive and discretionary cash bonus compensation earned in 2009 but not paid on or before December 31, 2009.

(4)

Mr. Glaser resigned as Chief Executive Officer of RealNetworks prior to the payment of performance based cash incentive compensation under the 2009 CEO Incentive Plan and therefore was not entitled to a payment under that plan. Mr. Glaser did not have any preexisting severance arrangements with RealNetworks. However, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, Mr. Glaser ultimately was provided with certain severance benefits in recognition of his long service to RealNetworks.

(5)	Assumes payment of twelve months’ base salary in lieu of providing twelve months’ notice to Mr. Giamatteo prior to terminating his employment without cause.

Severance Payments

It is RealNetworks’ policy to request certain executive officers, excluding Mr. Glaser, to provide a notice period of six months prior to voluntarily terminating their employment with RealNetworks for the purpose of transitioning responsibilities. In the event an executive officer provides six months’ notice prior to voluntarily terminating his employment, he will receive a severance payment equal to six months of such executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such six month notice period. In the event an executive officer provides notice of less than six months prior to voluntarily terminating his employment, he will receive a severance payment equal to the number of months’ notice provided, up to a maximum severance payment equal to six months of the executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such notice period. Severance payments are made following the last day worked by an executive officer. Severance amounts shown in the above table under the caption “Voluntary Termination” assume that each Named Executive Officer, excluding Mr. Glaser, has provided six months’ notice prior to voluntarily terminating his employment on December 31, 2009.

The amounts represented in the “2009 Potential Payments Upon Termination of Employment or Change-in-Control” table above do not reflect the terms of the Retention Agreements or the Change in Control and Severance Agreements for Messrs. Eggers and Skorny since such agreements were entered into after December 31, 2009.

• Mr. Barbour.    In the event RealNetworks had terminated the employment of Mr. Barbour without cause or if Mr. Barbour had terminated his employment for good reason on December 31, 2009, RealNetworks would have provided Mr. Barbour with a severance payment equal to twelve months of his annual base salary and an additional bonus payment equal to 100% of his target annual bonus award. These payments are subject to and conditioned upon Mr. Barbour providing a waiver and release of all claims against RealNetworks.

• Mr. Giamatteo.    In the event RealNetworks had terminated the employment of Mr. Giamatteo without cause on December 31, 2009, RealNetworks would have provided Mr. Giamatteo with twelve months’ notice or paid Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period.

Bonus Payments

If the employment of a Named Executive Officer had terminated on December 31, 2009 under any of the circumstances described in the above table other than voluntary termination or termination without cause or good reason before a change of control, such Named Executive Officer would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2009 but not paid as of December 31, 2009.

Acceleration of Vesting of Equity Awards

Termination by RealNetworks Other than for Cause.    If we terminate the employment of a Named Executive Officer for any reason other than for cause, and any of such Named Executive Officer’s outstanding stock options or restricted stock units are not fully vested, the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commenced or the last anniversary thereof, expressed in full months, provided that the Named Executive Officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination.

Death of Executive Officer.    If the employment of a Named Executive Officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date, but not later than the expiration date of such stock options or restricted stock units.

Change in Control.    If stock options or restricted stock units granted to a Named Executive Officer under the RealNetworks, Inc. 2005 Stock Incentive Plan are continued, assumed, converted or substituted for on substantially the same terms and conditions immediately following a change in control and within 24 months after such change in control the executive officer’s employment is terminated by RealNetworks or its successor without cause or by the executive officer for good reason, all of the shares subject to the stock options or restricted stock units will be vested immediately, and such stock options may be exercised at any time within 24 months following such termination, but not later than the expiration date of the stock options. In addition, if such stock options or restricted stock units are not continued, assumed, converted or substituted for immediately following the change in control, all of the shares subject to the stock options or restricted stock units will vest immediately upon the change in control, and such stock options may be exercised at any time within 12 months thereafter.

In addition, stock options granted to a Named Executive Officer under the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated, and the RealNetworks, Inc. 2000 Stock Option Plan, as amended (the “Plans”) will become exercisable in full in respect of the aggregate number of shares covered thereby in the event of a change of control of RealNetworks as further described on page 19 under the caption “Change-in-Control Arrangements.” The administrator of the Plans may, in its discretion, determine that outstanding options issued under the Plans will not become exercisable on an accelerated basis in connection with a change of control if our Board of Directors or the surviving or acquiring corporation, as the case may be, has taken action to provide for (a) the substitution of outstanding options granted under the Plans for equitable options in the surviving or acquiring corporation, (b) the assumption of such options by the surviving or acquiring corporation, or (c) the cash payment to each holder of an option of such amount as the plan administrator shall determine represents the then value of such options.

The amounts represented in the “2009 Potential Payments Upon Termination of Employment or Change-in-Control” table above do not reflect the terms of the Retention Agreements and Change in Control and Severance Agreements for Messrs. Eggers and Skorny since such agreements were entered into after December 31, 2009.

Compensation Committee Interlocks and Insider Participation

From January 1, 2009 to May 1, 2009, the Compensation Committee was composed of Messrs. Benhamou, Jotwani and Jaech. Mr. Jaech resigned from the Board of Directors effective as of May 1, 2009. From May 2, 2009 to June 28, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. From June 29, 2009 to September 9, 2009, the Compensation Committee was composed of Messrs. Benhamou, Jotwani and Chapple. Mr. Chapple resigned from the Board of Directors effective September 9, 2009. From September 10, 2009 through December 31, 2009, the Compensation Committee was composed of Messrs. Benhamou and Jotwani. In 2009, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks management is aware will be disclosed to the Audit Committee. At least annually, RealNetworks management will elicit information from RealNetworks’ executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chairman of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

PROPOSAL TWO — APPROVAL OF AMENDMENT TO THE 2007

EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders will be asked to approve an amendment to the Company’s 2007 Employee Stock Purchase Plan (as amended and restated, the “Amended 2007 ESPP”), which was adopted, subject to shareholder approval, by the Board of Directors in August 2010. The Amended 2007 ESPP provides the same benefits to employees that are currently provided under the 2007 ESPP, but would increase the number of shares of RealNetworks common stock authorized for issuance under the plan by 2,000,000 shares.

The Board of Directors believes that the Amended 2007 ESPP encourages employees to acquire shares of RealNetworks common stock, thereby better aligning their interests with those of the Company’s shareholders, promotes financial saving for the future by RealNetworks employees and fosters good employee relations. Therefore, the Amended 2007 ESPP is an important part of the Company’s compensation program, and the Board approved the Amended 2007 ESPP to permit employee participation in the employee stock purchase program to continue at historical levels and to preserve the benefits of the program. Approximately 11% of the eligible employees of RealNetworks participated in the employee stock purchase program in the first half of 2010.

The Board is asking shareholders to approve an amendment to increase the number of shares of Company common stock that remain available for issuance under the 2007 ESPP by 2,000,000 shares so that the number of shares that are currently available for issuance under the plan would be increased from 376,013 shares to 2,376,013 shares. If approved by the shareholders, the Amended 2007 ESPP will, together with the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated, be RealNetworks’ only active equity plans.

A copy of the Amended 2007 ESPP is attached to this Proxy Statement as Appendix A. The following description of the Amended 2007 ESPP is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

Summary of the RealNetworks, Inc. 2007 Employee Stock Purchase Plan, as Amended and Restated

Purpose.    The purpose of the Amended 2007 ESPP is to provide employees of RealNetworks and its designated subsidiaries with an opportunity to purchase RealNetworks common stock through accumulated payroll deductions pursuant to a plan that qualifies for beneficial tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) as an “employee stock purchase plan.” In addition, the

Amended 2007 ESPP authorizes the grant of options that would not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans that are designed to achieve desired tax or other objectives in particular locations outside the United States.

Administration.    The Amended 2007 ESPP may be administered by the RealNetworks Board or any committee appointed by the Board to administer the Amended 2007 ESPP (the “plan administrator”). The plan administrator is authorized to administer and interpret the Amended 2007 ESPP, subject in all cases to the limitations of Code Section 423, and such decisions and determinations will be binding on all participants. The plan administrator may amend or terminate the Amended 2007 ESPP at any time and for any reason. However, as required by Section 423 of the Internal Revenue Code and Nasdaq listing requirements, certain material amendments must be approved by RealNetworks’ shareholders. In addition, an amendment will be subject to shareholder approval if the plan administrator deems the amendment to be a material amendment.

Stock Subject to the Amended 2007 ESPP.    Under the Amended 2007 ESPP, eligible employees may purchase shares of common stock through payroll deductions at a discount from market-price without incurring broker commissions. A maximum of 2,376,013 shares of common stock, subject to adjustments for stock splits, will be available for purchase under the Amended 2007 ESPP, assuming RealNetworks receives shareholder approval of the proposed amendment to the 2007 ESPP. The common stock issued under the Amended 2007 ESPP will be from authorized but unissued or reacquired shares of RealNetworks common stock.

Eligibility.    To be eligible to participate in the Amended 2007 ESPP, an employee must be employed by RealNetworks or one of its designated subsidiaries for at least 20 hours per week for at least five months in any calendar year, and may not own 5% or more of the combined voting power or value of of RealNetworks’ capital stock or that of any related corporation. In addition, an employee must be employed by RealNetworks for at least 30 days in order to be eligible to enroll in the Amended 2007 ESPP. Non-employee directors are not eligible to participate in the Amended 2007 ESPP. As of September 3, 2010, approximately 1,165 employees were eligible to participate in the 2007 ESPP. Under the Amended 2007 ESPP, no employee may purchase more than $25,000 worth of common stock (based on the fair market value of the common stock on the first day of the offering period) during any calendar year.

Offering Periods and Purchase Periods.    The Amended 2007 ESPP is generally divided into 6-month offering periods with a new offering period beginning each January 1 and July 1 and ending on the next June 30 and December 31, respectively. Each offering period has one six-month purchase period beginning on January 1 and July 1 and ending on June 30 and December 31, respectively. The plan administrator can establish a different period for any future offering period. During the offering periods, participating employees accumulate funds in an account used to buy common stock through payroll deductions. Payroll deductions accrue at a rate of not less than 1% and not more than 10% of an employee’s cash salary, wages, bonuses, commissions and any other amounts paid to or on behalf of a participant during each payroll period in a purchase period, provided, however, that no participant may apply payroll deductions in excess of $10,000 toward the purchase of common stock under the plan during any calendar year. At the end of each six-month purchase period, the purchase price is determined and the participating employee’s accumulated funds are used to purchase the appropriate whole number of shares of common stock. The purchase price per share of common stock is equal to 85% of the fair market value of RealNetworks common stock on the last trading day of the purchase period. “Fair market value” is defined in the Amended 2007 ESPP as the closing sales price for that day as reported on the Nasdaq Global Select Market. On September 3, 2010, the closing price of RealNetworks the Company’s common stock, as reported on the Nasdaq Global Select Market, was $2.88 per share.

Effect of Termination.    Employees who terminate their employment with the Company for any reason prior to the last trading day of a purchase period will not be allowed to acquire shares under the Amended 2007 ESPP for that purchase period. Upon termination of employment, RealNetworks will pay the balance in the employee’s account to the employee or to his or her estate without interest.

Transferability.    Neither payroll deductions credited to an employee’s account under the Amended 2007 ESPP nor any rights with regard to the purchase of shares under the Amended 2007 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by will or the laws of descent and distribution.

Dissolution or Liquidation.    In the event of a liquidation or dissolution of RealNetworks, any offering period then in progress will be shortened and a new purchase date will be set to occur on a date before the date of such proposed liquidation or dissolution.

Change of Control.    In the event of a merger, change of control or sale of all or substantially all of the Company’s assets, each option to purchase shares during an ongoing offering period will be assumed or substituted for by the successor corporation. In the event the successor corporation does not assume or substitute for the option, the offering period with respect to which such option relates will be shortened and a new purchase date will be set to occur on a date before the date of such proposed merger, change of control or sale of assets.

Amendment, Suspension and Termination of the Amended 2007 ESPP.    The plan administrator has the power to amend, suspend or terminate the Amended 2007 ESPP, except that the plan administrator may not amend the Amended 2007 ESPP without shareholder approval if such approval is required under Code Section 423. Unless sooner terminated, the Amended 2007 ESPP will terminate on December 31, 2027.

Federal Income Tax Consequences.    RealNetworks intends that the Amended 2007 ESPP qualify as an “employee stock purchase plan” under Code Section 423. The following discussion is only a brief summary of the material federal income tax consequences to RealNetworks and the participating employees in the United States in connection with the Amended 2007 ESPP. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on the Code as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of applicable state, local or foreign tax laws.

Under the Code, RealNetworks is deemed to grant employee participants in the Amended 2007 ESPP an “option” on the first day of each offering period to purchase as many shares of RealNetworks common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each six-month offering period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

The amounts deducted from a participating employee’s pay pursuant to the Amended 2007 ESPP will be included in the employee’s compensation and be subject to federal income and employment tax. Generally, no additional income will be recognized by the employee either at the beginning of the offering period, when the “option” is granted or at the time the employee purchases shares of common stock pursuant to the Amended 2007 ESPP.

The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the Amended 2007 ESPP is the later of (1) two years after the deemed “option” is granted (the first day of an offering period), and (2) one year after the deemed “option” is exercised and the common stock is purchased (the last day of an offering period). When the common stock is disposed of after this period, or after the employee’s death if the employee dies while holding the common stock (a “qualifying disposition”), the employee (or in the case of death the employee’s estate) realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the common stock at the time the deemed “option” was granted exceeded the “option price,” and (b) the amount by which the fair market value of the common stock at the time of the disposition exceeded the “option price.” The “option price” is equal to 85% of the fair market value of the common stock on the last day of the offering period. Thus, the maximum amount of gain taxable as ordinary income is the amount of the 15% discount measured as of the last day of an offering period. Any further gain recognized on a qualifying disposition will be long-term capital gain. If the sale price is less than the option price, there is no ordinary income and any loss recognized generally will be a long-term capital loss.

When an employee sells or disposes of the common stock (including by way of most gifts) before the expiration of the required holding period (a “disqualifying disposition”), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the last day of an offering period), regardless of the price at which the common stock is sold. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the employee held the shares more than 12 months. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will have a capital loss equal to such difference. Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, RealNetworks may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary income qualifies as a business deduction for RealNetworks for the year of such disposition.

Number of Shares Purchased by Certain Individuals and Groups.    The actual number of shares that may be purchased by any individual under the Amended 2007 ESPP is not determinable in advance since the number is determined, in part, on the contributed amount and the purchase price. The Company’s non-employee directors are not eligible to participate in the Amended 2007 ESPP and none of the Company’s named executive officers have elected to participate in the Amended 2007 ESPP.

Our executive officers have a financial interest in this proposal because they are eligible to participate in the Amended 2007 ESPP, thereby enabling them to purchase shares of RealNetworks common stock through payroll deductions at a discount from market-price without incurring broker commissions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REALNETWORKS, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2010, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the consolidated financial statements of RealNetworks since 1994. KPMG LLP performed audit services in connection with the audit of the consolidated financial statements of RealNetworks for its fiscal year ended December 31, 2009. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2008 and 2009

The following table presents fees for professional services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2008 and 2009, and fees billed for other services rendered by KPMG LLP.

	2008	2009
Audit Fees(1)	$3,200,088	$1,855,499
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$3,200,088	$1,855,499

(1)

Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2008 and 2009, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2008 and 2009 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory audits for subsidiaries of RealNetworks.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KPMG LLP, for up to twelve months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2008 and 2009, the Audit Committee approved all fees of KPMG LLP identified in the above table in accordance with SEC requirements. In addition, KPMG LLP did not provide any non-audit services to RealNetworks in 2008 or 2009.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009, and the notes thereto.

A part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2009 with management and has discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2009 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Audit Committee of the Board of Directors

Eric A. Benhamou, Chairman

Pradeep Jotwani

Kalpana Raina

Dominique Trempont

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

TRACY D. DAW

Chief Legal Officer and Corporate Secretary

September 21, 2010

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2009 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS

AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

INVESTOR RELATIONS DEPARTMENT

REALNETWORKS, INC.

P.O. BOX 91123

SEATTLE, WASHINGTON 98111-9223

APPENDIX A

REALNETWORKS, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated effective             )

1. Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, the Plan authorizes the grant of options that would not qualify under Section 423 of the Code pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve desired tax or other objectives in particular locations outside the United States.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where participants in the Plan are located.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means RealNetworks, Inc., a Washington corporation.

(i) “Compensation” means all cash salary, wages, bonuses, commissions and other amounts paid to or on behalf of a Participant for services performed or on account of holidays, vacation, sick leave or other similar events, including any amounts by which such amounts are reduced, at the election of a Participant, pursuant to a cafeteria plan described in Section 125 of the Code, a dependent care assistance program described in Section 129 of the Code, a cash or deferred arrangement described in Section 401(k) of the Code, or any similar plan, program or arrangement, but excluding the value of any noncash benefits under any employee benefit plans and any special amounts paid to the Participant that are specifically excluded by the Administrator. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation prior to an Offering Period for all options to be granted on the Offering Date for such Offering Period.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means any individual who is a common law employee of the Company or any of its current majority-owned subsidiaries (and each other corporation designated by the Administrator that hereafter becomes a majority-owned subsidiary of the Company), except the following: (a) employees who have been employed for less than 30 days; (b) employees whose customary employment is 20 hours or less per week; and (c) employees whose customary employment is for not more than five months in any calendar year, unless for participants outside the United States, such limitations in eligibility are not permitted under Applicable Laws outside the United States. The Administrator, in its discretion, from time to time may, prior to an Offering Period for all options to be granted on the Offering Date for such Offering Period, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed the required length of service with the Company, if any, as such length may be determined by the Administrator in its discretion (such length of required service not to exceed two (2) years), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code. Except as otherwise expressly provided in the Plan and permitted by Section 423 of the Code, all Eligible Employees shall have the same rights and obligations under the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves.

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the first Trading Day on or before June 30 and December 31 of each year. The first Exercise Date under the Plan will be June 30, 2008. The Exercise Dates may be changed pursuant to Sections 4 and 19.

(p) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.

(s) “Offering Date” means the first Trading Day of each Offering Period.

(t) “Offering Periods” means the periods of approximately six months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after January 1 of each year and terminating on the first Trading Day on or before June 30, approximately six months later, and (ii) commencing on the first Trading Day on or after July 1 of each year and terminating on the first Trading Day on or before December 31, approximately six months later; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after January 1, 2008 and end on the first Trading Day on or before June 30, 2008; and provided, further, that the second Offering Period under the Plan will commence on the first Trading Day on or after July 1, 2008. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Plan” means this RealNetworks, Inc. 2007 Employee Stock Purchase Plan.

(w) “Purchase Period” means the period during an Offering Period during which shares of Common Stock may be purchased on a participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(x) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 19.

(y) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(z) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Periods.    Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Limitations.    Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the

Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.    The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.    An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s stock plan administration office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) (or such greater or lesser percentage that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Offering Date) of the Compensation which he or she receives on each pay day during the Offering Period, provided, however, that unless and until the Administrator determines otherwise, no Participant may apply payroll deductions in excess of $10,000 toward the purchase of Common Stock under the Plan during any calendar year. The Administrator may set such minimum level of payroll deductions as the Administrator determines to be appropriate. Any minimum level of deductions set by the Administrator shall apply equally to all Eligible Employees. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) A Participant in the Plan on the last day of an Offering Period shall automatically continue to participate in the Plan during the next Offering Period unless he or she withdraws in the manner described in Section 10.

(c) All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account. A Participant’s accumulated payroll deductions shall remain the property of the Participant until applied toward the purchase of shares of Common Stock under the Plan, but may be commingled with the general funds of the Company. No interest will be paid on payroll deductions accumulated under the Plan.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, and may not increase or decrease the rate of his or her payroll deductions during an Offering Period (it being understood that a participant may increase or decrease his or her payroll deductions for future Offering Periods prior to the commencement of any such Offering Period). Any change of a participant’s contribution rate for future Offering Periods may be accomplished by (i) properly completing and submitting to the Company’s stock plan administration office (or its designee), on or before a date prescribed by the Administrator a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout future Offering Periods (unless terminated as provided in Section 10).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option.    On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery.    As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.    Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12. Interest.    No interest will accrue on the payroll deductions of a participant in the Plan, unless required by non-United States Applicable Laws for participants outside the United States.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be Two Million Three Hundred Seventy-Six Thousand Thirteen (2,376,013) shares.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a shareholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or in the name of a bank or broker nominee designated to hold such shares for the benefit of the participant in an account established in the participant’s name.

14. Administration.    The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, including, without limitation, as further provided in Section 24. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Transferability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16. Use of Funds.    The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

17. Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth information including the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control.    In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be accomplished by the Administrator setting a New Exercise Date in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without shareholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v) establishing a maximum number of Shares that a participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require shareholder approval or the consent of any Plan participants.

20. Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.    Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan.    The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 19.

23. Shareholder Approval.    The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Rules for Non-United States Jurisdictions.

(a) Special Rules or Procedures.    Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan in forms other than payroll deductions, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

(b) Non-423 Plan Rules, Procedures or Sub-Plans.    The Administrator may also adopt rules, procedures or sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. Such rules, procedures and sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 13(a) and 20, but unless otherwise superseded by such rules, procedures and sub-plans, the provisions of this Plan shall govern the operation of such arrangements. To the extent inconsistent with the requirements of Section 423 of the Code, the options affected by such rules, procedures and sub-plans shall not be considered to comply with Section 423 of the Code.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

REALNETWORKS, INC.

INTERNET http://www.proxyvoting.com/rnwk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

80958

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES AND FOR PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example X

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS 2. Proposal to approve amendments to the RealNetworks, Inc.

2007 Employee Stock Purchase Plan to authorize an Class 1 Director Nominees: 01 Kalpana Raina additional 2,000,000 shares of the Company’s Common

02 Janice Roberts Stock for issuance pursuant to the 2007 Employee Stock

03 Dominique Trempont Purchase Plan.

Class 2 Director Nominee: 04 Edward Bleier

Class 3 Director Nominees: 05 Eric A. Benhamou 3. Ratification of KPMG LLP as independent registered public

06 Robert Kimball accounting firm.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the 4. In their discretion the proxies are authorized to vote upon such other business as may

“Exceptions” box above and write that nominee’s name in the space provided below. properly come before the meeting.

*Exceptions

Mark Here for Address Chang

e or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your RealNetworks, Inc. shareholder account online.

Access your RealNetworks, Inc. shareholder account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for RealNetworks, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Shareholders. The 2009 Annual Report to Shareholders and Proxy Statement are available at: http://www.RRDEZProxy.com/2010/RealNetworks

FOLD AND DETACH HERE

PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS REALNETWORKS, INC.

2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of RealNetworks, Inc., a Washington corporation (the “Company”), hereby appoints Robert Kimball and Tracy D. Daw, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of common stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held October 18, 2010, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 3, OR AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

80958